     Filed Pursuant to Rule 424(b)(2)
Registration No. 333-56237

PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus Dated February 9, 1999)

     This prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 3, 2004

2,000,000 Preferred Shares

Brandywine Realty Trust

% Series D Cumulative Redeemable Preferred Shares
Liquidation Preference $25.00 per Share

     ___________________________

     We are offering 2,000,000 shares of our    % Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, which we refer to as our “Series D Preferred Shares.” We will pay to investors cumulative dividends on the Series D Preferred Shares, from and including the date of original issuance, in the amount of $    per share each year, which is equivalent to    % of the $25.00 liquidation preference per share. Dividends on the Series D Preferred Shares will be payable quarterly in arrears, beginning on April 15, 2004.

     We may not redeem the Series D Preferred Shares before February    , 2009, except to preserve our status as a real estate investment trust. On or after February    , 2009, we may, at our option, redeem the Series D Preferred Shares, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends up to and including the date of redemption. The Series D Preferred Shares have no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities. Owners of the Series D Preferred Shares will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and under certain other circumstances.

     There is currently no public market for our Series D Preferred Shares. We have applied to list our Series D Preferred Shares on the New York Stock Exchange under the symbol “BDN PrD” subject to official notice of issuance. We expect that trading will commence within 30 days after the initial delivery of the Series D Preferred Shares.

     Investing in our Series D Preferred Shares involves certain risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and the “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     _________________

	Per Series D Preferred Share	Total

Public offering price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$	$

Underwriting discount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$	$

Proceeds, before expenses, to us . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$	$

     _________________

     The underwriters have an option to purchase up to an additional 300,000 Series D Preferred Shares from us to cover over-allotments, if any.

     The Series D Preferred Shares are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See “Description of Shares of Beneficial Interest—Restrictions on Transfer” beginning on page S-18 of this prospectus supplement.

      The underwriters expect that the Series D Preferred Shares will be ready for delivery in book-entry form through the facilities of The Depositary Trust Company on or about February    , 2004.

Wachovia Securities
Bear, Stearns & Co. Inc.	Raymond James & Associates

The date of this prospectus supplement is February    , 2004.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

     We are providing information to you about this offering of our Series D Preferred Shares in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying base prospectus, which provides general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Some of the information in the base prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on the information contained in this prospectus supplement.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

     Certain information included or incorporated by reference in this prospectus supplement or the accompanying base prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, involves known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” or the negative of these words, or other similar words or terms. Factors which could materially and adversely affect us include, but are not limited to, changes in economic conditions generally and the real estate market specifically, legislative/regulatory changes including changes to laws governing the taxation of real estate investment trusts, which we call “REITs,” availability of debt and equity capital, interest rate fluctuations, competition, supply and demand for properties in our current and proposed market areas, accounting principles, policies and guidelines applicable to REITs, environmental risks, tenant bankruptcies and the other matters described under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement and the “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. All of these factors should be considered in evaluating any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying base prospectus.

     Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying base prospectus, whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed in or incorporated by reference in this prospectus supplement or the accompanying base prospectus may not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

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SUMMARY

     This summary may not contain all of the information that is important to you. Before making an investment decision, you should carefully read this entire prospectus supplement and the accompanying base prospectus, especially the “Risk Factors” section beginning on page S-6 of this prospectus supplement the “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the “Where You Can Find More Information” section beginning on page S-33 of this prospectus supplement, as well as the documents incorporated by reference in this prospectus supplement and in the accompanying base prospectus. Unless otherwise indicated, financial information included in this prospectus supplement is presented on a historical basis. All references to “we,” “our” or “us” in this prospectus supplement refer to Brandywine Realty Trust and, where appropriate, its consolidated subsidiaries unless the context otherwise requires.

Brandywine Realty Trust

     We are a self-administered and self-managed real estate investment trust (“REIT”) active in acquiring, developing, redeveloping, leasing and managing office and industrial properties. As of September 30, 2003, we owned 207 office properties, 25 industrial facilities and one mixed-use property containing an aggregate of approximately 16.0 million net rentable square feet. We were also performing management and leasing services for 39 properties owned by third parties and containing an aggregate of three million net rentable square feet. In addition, as of September 30, 2003, we held economic interests in ten unconsolidated real estate ventures that were formed with third parties to develop commercial properties. The real estate ventures own eight office buildings that contain approximately 1.2 million net rentable square feet. As of September 30, 2003, we had an aggregate investment in real estate ventures of approximately $13.2 million (net of returns of investment received by us). As of September 30, 2003, we also owned approximately 425 acres of undeveloped land and held options to purchase approximately 61 additional acres. Our properties are located in the office and industrial markets in and surrounding Philadelphia, Pennsylvania, New Jersey and Richmond, Virginia.

     We were organized and commenced operations in 1986 as a Maryland REIT. We own our assets and conduct our operations through Brandywine Operating Partnership, L.P., a Delaware limited partnership (referred to herein as our “operating partnership”), and subsidiaries of our operating partnership. As of September 30, 2003, our ownership interest in our operating partnership entitled us to approximately 95.6% of the operating partnership’s distributions after distributions by the operating partnership to holders of its preferred units.

     Our executive offices are located at 401 Plymouth Road, Suite 500, Plymouth Meeting, Pennsylvania 19462 and our telephone number is (610) 325-5600. We have an internet website at www.brandywinerealty.com.

Recent Developments

     In October 2003, we sold six office properties containing approximately 302,000 square feet for aggregate cash net proceeds of approximately $28.1 million.

     On October 20, 2003, we sold 2,587,500 Common Shares for net proceeds of approximately $63.9 million. We used approximately $14.9 million of the net proceeds from this offering, together with proceeds from the sales of properties sold earlier in the month, to fund the purchase of an office property located in Wayne, Pennsylvania containing approximately 248,000 net rentable square feet and applied approximately $49.0 million to reduce the outstanding balance under our revolving credit facility.

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     On December 9, 2003, we consummated a joint venture with an affiliate of Macquarie Office Trust. We contributed to this joint venture two of our office properties, 1 and 3 Christina Centre, located in Wilmington, Delaware, and we obtained approximately $105.0 million in cash and an approximately 20% interest in the joint venture. We used approximately $52.9 million of the cash proceeds to repay, without penalty, mortgage debt that had been secured by the contributed properties and applied the balance of the proceeds to reduce the outstanding balance under our revolving credit facility.

     On December 24, 2003, we exercised our option to enter into a ground lease with the National Railroad Passenger Corporation (“Amtrak”) for a parcel of land adjacent to Amtrak’s 30th Street Station in Philadelphia. We will soon commence construction at this site of a 28-floor office tower, containing approximately 690,000 square feet of office space and 37,000 square feet of conference and retail space and related amenities for a total of approximately 727,000 square feet. We expect to complete this project in the fourth quarter of 2005. This project is approximately 54% pre-leased. The anchor tenants are two law firms, Dechert LLP, an international law firm that has signed a lease for 245,000 square feet, and Woodcock Washburn LLP, the region’s largest intellectual property law firm, that has signed a lease for 109,000 square feet. We have also signed a lease for 20,000 square feet with Attalus Capital, a Philadelphia-based hedge fund and private equity firm.

     On December 29, 2003, we acquired an office property containing approximately 112,000 square feet of office space for approximately $20.0 million. As of the date of acquisition, the property was 97% leased to 11 tenants.

     On December 30, 2003, we sold 2,000,000 7.50% Series C Cumulative Redeemable Preferred Shares (“Series C Preferred Shares”) for net proceeds of approximately $48.1 million. We used the net proceeds from this offering, together with borrowings under our revolving credit facility, to redeem 3,281,250 of our then outstanding 8.75% Series B Senior Cumulative Convertible Preferred Shares (“Series B Preferred Shares”) and to purchase warrants exercisable for 250,000 Common Shares at an exercise price of $24.00. On December 30, 2003, the remaining 1,093,750 Series B Preferred Shares were converted into 1,093,750 Common Shares.

     On January 12, 2004, we sold 2,645,000 Common Shares for net proceeds of approximately $69.3 million. We used the net proceeds from this offering to reduce the outstanding balance under our revolving credit facility.

     On February 3, 2004, we entered into an agreement with Commonwealth Atlantic Operating Properties, Inc., the holder of 1,950,000 Series B Preferred Units (the “Series B Preferred Units”) in our operating partnership. The Series B Preferred Units have an aggregate stated value of $97.5 million and accrue distributions at 7.25% per annum. We have agreed to redeem all of the Series B Preferred Units for an aggregate price of $93.0 million, together with accrued but unpaid distributions from January 1, 2004. We have agreed to redeem 1,048,387 Series B Preferred Units on February 6, 2004 for $50.0 million, together with accrued but unpaid distributions from January 1, 2004. We have agreed to redeem the remaining Series B Preferred Units on or before March 15, 2004 for $43.0 million, together with accrued but unpaid distributions from January 1, 2004. We have agreed to post a $4.0 million deposit to secure our agreement to redeem the remaining Series B Preferred Units and will forfeit our deposit if we do not acquire all of the remianing Series B Preferred Units.

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THE OFFERING

     The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series D Preferred Shares see “Description of Series D Preferred Shares” beginning on page S-[12] of this prospectus supplement.

Issuer . . . . . . . . . . . . . . .	Brandywine Realty Trust

Securities offered . . . . . . .	2,000,000 of % Series D Cumulative Redeemable Preferred Shares, par value $0.01 per share (an additional 300,000 Series D Preferred Shares will be offered if the underwriters’ over-allotment option is exercised in full).

Distributions . . . . . . . . . .	Distributions on the Series D Preferred Shares are cumulative from the date of the original issue by us of the Series D Preferred Shares in arrears on the 15th day of January, April, July and October of each year, when, as and if declared by our board of trustees. We will pay cumulative distributions on the Series D Preferred Shares, from and including the date of original issuance, in the amount of $ per share each year, which is equivalent to % of the $25.00 liquidation preference per Series D Preferred Share. We will pay the first distribution on April 15, 2004. Such first distribution (which will reflect a partial distribution period) and any other distribution payable on the Series D Preferred Shares for any distribution period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions on the Series D Preferred Shares will continue to accrue even if we do not have earnings or funds legally available to pay such distributions, or we do not declare the payment of distributions.

Liquidation preference . . . .	$25.00 per share, plus an amount equal to accrued and unpaid distributions, whether or not declared.

Optional redemption . . . . . .	We may not redeem the Series D Preferred Shares before February , 2009, except in order to preserve our status as a REIT. On or after February , 2009, we may, at our option, at any time and from time to time, redeem the Series D Preferred Shares, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid distributions up to and including the date of redemption.

No Maturity . . . . . . . . . . .	The Series D Preferred Shares have no maturity date and we are not required to redeem such shares at any time. Accordingly, the Series D Preferred Shares will remain outstanding indefinitely, unless we decide, at our option on or after February , 2009, to exercise our redemption right. We are not required to set aside funds to redeem the Series D Preferred Shares.

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Ranking . . . . . . . . . . . . . . .	The Series D Preferred Shares will rank senior to our common shares of beneficial interest, which we refer to as our Common Shares, and on a parity with our 750,000 outstanding 7.25% Series A Cumulative Convertible Preferred Shares ($50.00 liquidation preference) which we refer to as our “Series A Preferred Shares,” with our 2,000,000 outstanding Series C Preferred Shares, and with any other parity securities that we may issue in the future (including additional Series D Preferred Shares). Such ranking applies to the payment of distributions and amounts upon liquidation, dissolution or winding up of our affairs. In addition, the Series B Preferred Units, which we have agreed to redeem in full, have dissolution and liquidation preferences that effectively rank equal with the Series A Preferred Shares, Series C Preferred Shares and Series D Preferred Shares. See “Description of Series D Preferred Shares—Rank.”

Voting rights . . . . . . . . . . .

Holders of the Series D Preferred Shares will generally have no voting rights. However, whenever distributions on any outstanding Series D Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive), record holders of the Series D Preferred Shares, voting together as a single class with the holders of the Series A Preferred Shares and the Series C Preferred Shares, and the holders of all other classes or series of our shares of beneficial interest ranking on parity with the Series D Preferred Shares as to distributions and upon voluntary or involuntary liquidation, dissolution or winding up of our affairs upon which like voting rights have been conferred, will be entitled to elect two additional trustees to our board of trustees, to serve until all unpaid distributions have been paid or declared and set apart for payment.

 In addition, the affirmative vote of at least two-thirds of the Series D Preferred Shares, voting together as a class with the holders of the Series A Preferred Shares and the Series C Preferred Shares, and the holders of all other classes or series of our shares of beneficial interest ranking on parity with the Series D Preferred Shares which are entitled to similar voting rights, is required to authorize, create or increase shares of beneficial interest ranking senior to the Series D Preferred Shares as to distributions or upon voluntary or involuntary liquidation, dissolution or winding up or to amend our declaration of trust in a manner that materially and adversely affects the rights of the holders of the Series D Preferred Shares. Furthermore, the affirmative vote of at least two-thirds of the Series A Preferred Shares (which rank on parity with the Series D Preferred Shares), voting separately as a class, is required to authorize, create or increase shares of beneficial interest ranking senior to the Series A Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares as to distributions or upon voluntary or involuntary liquidation, dissolution or winding up. See “Description of Shares of Beneficial Interest—Voting Rights.”

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Listing . . . . . . . . . . . . . . . .	We have applied to list the Series D Preferred Shares on the New York Stock Exchange under the symbol “BDN PrD.” We expect that trading on the NYSE will commence within a 30-day period after the initial delivery of the Series D Preferred Shares.

Form . . . . . . . . . . . . . . . . .	The Series D Preferred Shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company.

Restrictions on Ownership . . .	For us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) no person or entity may own more than 9.8% in value of our outstanding shares of beneficial interest and transfer of Series D Preferred Shares is restricted so that not more than 50% in value of our outstanding shares of beneficial interest are owned, directly or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of any taxable year. See “Description of Shares of Beneficial Interest—Restrictions on Transfer” in this prospectus supplement.

Conversion . . . . . . . . . . . . . .	The Series D Preferred Shares are not convertible into or exchangeable for any other property or securities.

Use of proceeds . . . . . . . . . . .	The proceeds from the offering (before expenses) will be approximately $48.4 million (or approximately $55.7 million if the underwriters’ over-allotment option is exercised in full). We intend to contribute the net proceeds to our operating partnership. Our operating partnership will use the net proceeds, to reduce borrowings under our revolving credit facility, including amounts advanced under our revolving credit facility to fund the redemption of Series B Preferred Units. In the event that the underwriters’ over-allotment option is exercised, we anticipate using the additional proceeds to reduce borrowings under our revolving credit facility or to fund the redemption of additional Series B Preferred Units.

Risk factors . . . . . . . . . . . .	See “Risk Factors” beginning on page S-6 of this prospectus supplement and the “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other information contained herein for a discussion of factors you should carefully consider before deciding to invest in Series D Preferred Shares.

     For additional information regarding the terms of the Series D Preferred Shares, see “Description of Series D Preferred Shares” beginning on page S-10 of this prospectus supplement.

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RISK FACTORS

     Before you consider investing in our Series D Preferred Shares you should be aware that there are risks in making this investment. You should carefully consider these risk factors as well as the “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 before deciding to invest in our Series D Preferred Shares. These Risk Factors update and replace the Risk Factors identified in the accompanying base prospectus under the caption “Risk Factors.”

The Series D Preferred Shares are a new issuance and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your shares, and the Series D Preferred Shares have no stated maturity date.

     The Series D Preferred Shares are a new issue of securities with no established trading market. Because the Series D Preferred Shares do not have a stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We have applied to list the Series D Preferred Shares on the NYSE; however, we cannot assure you that the Series D Preferred Shares will be approved for listing. If approved, trading of the Series D Preferred Shares on the NYSE is not expected to begin until a 30-day period after the date of initial delivery of the Series D Preferred Shares, and, in any event, an active trading market on the NYSE for the Series D Preferred Shares may not develop or, even if it does develop, may not last, in which case the trading price of the Series D Preferred shares could be adversely affected and your ability to trade your shares may be limited. We have been advised by the underwriters that the underwriters intend to make a market in the Series D Preferred Shares, but the underwriters are not obligated to do so and may discontinue market-making at any time without notice.

The market value of the Series D Preferred Shares could be substantially affected by various factors.

     As with other publicly traded securities, the trading price of the Series D Preferred Shares will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have a negative effect on the trading value of the Series D Preferred Shares;

•	the market for similar securities;

•	additional issuances of other series or classes of preferred shares;

•	general economic and financial market conditions; and

•	our financial condition, performance and prospects.

The Series D Preferred Shares have not been rated and are subordinated to our existing and future debt, and there is no restriction on issuance of parity preferred securities.

     The Series D Preferred Shares have not been rated by any nationally recognized statistical rating organization, which may negatively affect their market value and your ability to sell them. Furthermore, payment of amounts due thereunder will be subordinated to all of our existing and future debt and will be structurally subordinated to the payment to our third-party joint venture partners of distributions from such third-party joint ventures in which we invest. In addition, without the vote or consent of holders of Series D Preferred Shares, we may issue additional Series D Preferred Shares and/or shares of another class or series of preferred shares ranking on a parity with the Series D Preferred Shares. Furthermore, upon the affirmative vote or consent of the holders of two-thirds of our outstanding Series A Preferred Shares, Series C Preferred Shares and Series D Preferred Shares and each other class or series of preferred shares ranking on a parity with the Series D Preferred Shares which are entitled to similar voting rights, voting as a single class, and the affirmative vote or consent of the holders of two-thirds of our Series A Preferred Shares, voting separately as a class, we may issue shares of another class or series of preferred shares ranking senior to the Series D Preferred Shares with respect to the payment of distributions and the distribution of assets upon our liquidation, dissolution or winding up. These factors may affect the trading price of the Series D Preferred Shares.

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SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the Company as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002, which information is derived from the unaudited financial statements of the Company. The historical financial statements for the fiscal year ended December 31, 2002 have been audited by KPMG LLP (“KPMG”), independent public accountants, as indicated in their report dated February 26, 2003, except as to notes 9, 12, 13, and 21, which are as of June 30, 2003, incorporated by reference in this prospectus supplement. The historical financial data for the fiscal year ended December 31, 2002 presented below has been reclassified to conform with the presentation for the nine months ended September 30, 2003 and 2002. This is a direct result of nine properties that were identified as held for sale or sold during the nine month period ended September 30, 2003 and, as a result, their operations have been reclassified to income from discontinued operations from income from continuing operations for all periods presented in the table below.

	Year Ended December 31,	Nine Months Ended September 30,

	2002	2003	2002

	(dollars in thousands, except for per share amounts)
Operating Results
Total revenue	$291,220	$226,979	$216,072
Income from continuing operations	47,850	40,506	35,577
Net income	62,984	44,841	50,237
Income allocated to Common Shares	51,078	35,913	41,307
Income from continuing operations per common share
Basic	$0.97	$0.84	$0.72
Diluted	$0.97	$0.84	$0.72
Earnings per Common Share
Basic	$1.40	$0.96	$1.13
Diluted	$1.39	$0.96	$1.13
Cash distributions declared per Common Share	$1.76	$1.32	$1.32

Balance Sheet Data
Real estate investments, net of accumulated depreciation	$1,745,981	$1,714,432	$1,749,315
Total assets	1,919,288	1,890,543	1,913,932
Total indebtedness	1,004,729	944,555	1,000,577
Total liabilities	1,097,793	1,028,867	1,087,150
Minority interest	135,052	133,413	135,259
Beneficiaries’ equity	686,443	728,263	691,523

Other Data
Cash flows from:
Operating activities	118,684	85,344	93,165
Investing activities	5,038	(28,743)	18,047
Financing activities	(110,380)	(75,909)	(103,462)

RATIOS OF EBITDA TO COMBINED FIXED CHARGES AND PREFERRED SHARE AND
PREFERRED UNIT DISTRIBUTIONS AND EBITDA TO INTEREST EXPENSE

     The table below presents our ratio of EBITDA to combined fixed charges and preferred share and preferred unit distributions and our ratio of EBITDA to interest expense. EBITDA should be examined in conjunction with net income as shown in the Consolidated Statement of Operations in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2003 and our Annual Report on Form 10-K for the year ended December 31, 2002, as updated in our Current Report on Form 8-K dated September 18, 2003. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) or as a measure of our liquidity, nor is EBITDA indicative of funds available to fund our cash needs or of funds available for distribution to shareholders. Our management believes that the ratios of EBITDA to combined fixed charges and preferred share and preferred unit distributions and EBITDA to interest expense are useful measures for investors to consider, in conjunction with net income, ratio of earnings to fixed charges and other GAAP measures, because our net income (determined in accordance with GAAP) includes significant non-cash depreciation and amortization expense related to real estate investments and deferred costs. It should be noted that our method of calculating EBITDA may differ from the calculations of similarly-titled measures by other companies.

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	Years Ended December 31,			Nine Months Ended September 30,		Three Months Ended September 30,

	2002	2001	2000	2003	2002	2003	2002

Ratio of EBITDA to combined fixed charges and preferred share and preferred unit distributions (1)	2.21	2.04	1.99	2.33	2.19	2.50	2.16

Ratio of EBITDA to GAAP interest expense (1)	2.81	2.54	2.47	3.02	2.78	3.28	2.73

(1)	For the purpose of calculating these ratios, “EBITDA” consists of net income before adjustment for interest expense, depreciation and amortization related to investments in real estate, minority interest, amortization of deferred compensation costs, impairment expense, and gain on sale of interests in real estate. “Fixed charges” consists of interest expense, capitalized interest and distributions on convertible preferred shares and preferred units.

RECONCILIATION OF GAAP NET INCOME TO EBITDA

	Years ended December 31,			Nine months ended September 30,		Three months ended September 30,

	2002	2001	2000	2003	2002	2003	2002

	(dollars in thousands)

Net Income	$62,984	$33, 722	$52, 158	$44,841	$50,237	$17,400	$13,968
Adjustments:
Minority interest	10,152	8,622	9,598	7,182	7,806	2,476	2,405
Net gains on sale of interests in real estate	(8,562)	(4,524)	(11,638)	(3,844)	(8,562)	(1,741)	—
Impairment expense	665	—	—	—	—	—	—
Interest expense (net of capitalized interest and including finance cost amortization)	63,522	67,496	64,746	44,293	48,164	13,746	16,329
Interest expense attributable to Real Estate Ventures (Company's share)	3,410	3,884	4,607	2,456	2,781	819	803
Depreciation and amortization expense	58,764	78,189	67,012	45,713	43,425	15,410	13,844
Depreciation and amortization expense attributable to Real Estate Ventures (Company's share)	2,422	3,479	2,513	1,889	1,783	876	463
Amortization of deferred compensation costs	3,182	3,710/font>	2,685	2,191	2,417	691	818

EBITDA	$196,539	$194,578	$191,681	$144,721	$148,051	$49,677	$48,630

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CAPITALIZATION

     The following table sets forth our capitalization at September 30, 2003 on an actual basis, on an as adjusted basis to give effect to certain completed transactions described below and on a pro forma basis to reflect the consummation of this offering, the application of the net proceeds therefrom and the effects of certain transactions contemplated in this prospectus supplement. This table should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

	As Reported	As Adjusted (1)	Pro Forma (2)

	(dollars in thousands)
Debt:
Mortgage notes payable	$517,555	$464,616	$464,616
Borrowings under Credit Facility	327,000	223,313	225,038
Unsecured term loan	100,000	100,000	100,000
	944,555	787,929	789,654

Minority interest	133,413	133,413	80,994

Beneficiaries Equity:
Preferred Shares (shares authorized-10,000,000):
7.250% Series A Cumulative Convertible Preferred
Shares, $.01 par value; issued and outstanding-
750,000 as reported, as adjusted and as proforma	8	8	8
8.750% Series B Cumulative Convertible Preferred
Shares, $.01 par value; issued and outstanding-
4,375,000 as reported and no shares as adjusted
and as pro forma	44	—	—
7.500% Series C Preferred Shares, $.01 par value;
no shares as reported and 2,000,000 as adjusted
and as pro forma	—	20	20
% Series D Preferred Shares, $.01 par value;
no shares as reported and as adjusted
and 2,000,000 as pro forma	—	—	20
Common Shares of Beneficial Interest, $0.01 par value;
shares authorized-100,000,000; issued and
outstanding 37,359,131 as reported, 43,685,710
as adjusted and as pro forma	373	436	436
Additional paid-in capital	894,696	1,004,882	1,053,137
Share warrants	401	401	401
Cumulative earnings	268,744	268,744	268,744
Accumulated other comprehensive loss	(3,547)	(3,547)	(3,547)
Cumulative distributions	(432,456)	(453,054)	(450,635)

Total beneficiaries' equity	728,263	817,890	868,584

Total capitalization	$1,806,231	$1,739,232	$1,739,232

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(1)	The “As Adjusted” amounts include the effects of the following: (i) our sale of 2,587,500 Common Shares on October 20, 2003 for aggregate net proceeds of approximately $63.9 million and use of approximately $49.0 million of the proceeds from this sale to reduce borrowings under our revolving credit facility, (ii) our formation of a joint venture on December 9, 2003 which generated approximately $105.0 million in gross proceeds to us, of which approximately $52.9 million was used by us to repay mortgage debt secured by the two properties that we contributed to the joint venture and the balance was used by us to pay transaction expenses and to reduce amounts outstanding under our revolving credit facility, (iii) our purchase of an office property on December 29, 2003 funded with borrowings under our revolving credit facility, (iv) our sale of 2,000,000 Series C Preferred Shares on December 30, 2003 for aggregate net proceeds of $48.1 million, (v) our redemption of 3,281,250 shares of our Series B Preferred Shares and our purchase of warrants to purchase 250,000 Common Shares on December 30, 2003 for an aggregate of approximately $93.7 million in cash, and conversion of the remaining 1,093,750 Series B Preferred Shares into 1,093,750 Common Shares on December 30, 2003, (vi) borrowings of $43.5 million under our revolving credit facility to fund, together with net proceeds from the sale of the Series C Preferred Shares, the redemption of the 3,281,250 Series B Preferred Shares and purchase of the warrants exercisable for 250,000 Common Shares, and (vii) our sale of 2,645,000 Common Shares on January 12, 2004 for aggregate net proceeds of approximately $69.3 million and our use of these proceeds to reduce borrowings under our revolving credit facility.
(2)	The “Pro Forma” amounts include the effects of the estimated net proceeds after expenses to us from the sale of 2,000,000 Series D Preferred Shares in connection with this offering (without giving effect to any exercise of the underwriters’ over-allotment option) the proceeds of which will be used to reduce borrowings under our revolving credit facility including amounts advanced under our revolving credit facility to fund the redemption of Series B Preferred Units. In the event that the underwriters’ over-allotment option is exercised, we anticipate using the additional proceeds to reduce borrowings under our revolving credit facility. See “Use of Proceeds.”

USE OF PROCEEDS

     The proceeds from the offering before expenses will be approximately $48.4 million (or approximately $55.7 million if the underwriters exercise their over-allotment option in full). We intend to contribute the net proceeds to our operating partnership in exchange for preferred units with economic terms that are substantially similar to the economic terms of the Series D Preferred Shares. Our operating partnership will use the net proceeds to reduce borrowings under our revolving credit facility, including amounts advanced under our revolving credit facility to fund the redemption of Series B Preferred Units. One of our Trustees is an executive of an affiliate of the holder of the Series B Preferred Units. In the event that the underwriters’ over-allotment option is exercised, we anticipate using the additional proceeds to reduce borrowings under our revolving credit facility or to fund the redemption of additional Series B Preferred Units.

     Borrowings under our revolving credit facility bear interest at a variable rate equal to 30-day LIBOR (1.10% as of January 30, 2004) plus 1.50% per annum. Our revolving credit facility matures in June 2004, subject to our right to extend the maturity date for one year upon payment of a fee equal to 0.25% of the amount of the facility at the time of the extension.

DESCRIPTION OF SERIES D PREFERRED SHARES

     The following paragraphs summarize the terms of our Series D Preferred Shares. This is a summary and does not completely describe our Series D Preferred Shares. For a complete description, we refer you to our Declaration of Trust, the Articles Supplementary designating the Series D Preferred Shares and our Bylaws, each of which is incorporated by reference in this prospectus supplement and the accompanying base prospectus.

     Our declaration of trust authorizes us to issue up to 10,000,000 preferred shares, par value $0.01 per share. Our Declaration of Trust may generally be amended by our Board of Trustees, without shareholder approval, to increase or decrease the aggregate number of authorized Shares of any class except for the Series A Preferred Shares. The authorized Common Shares and undesignated preferred shares are generally available for future issuance without further action by our shareholders, unless such action is required by applicable law, the rules of any stock exchange or automated quotation system on which our securities may be listed or traded or pursuant to the preferential rights of the preferred shares. The Series D Preferred Shares are a series of preferred shares. When issued, the Series D Preferred Shares will be validly issued, fully paid and non-assessable.

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     Each Series D Preferred Share has a liquidation value of $25.00. We have applied to list the Series D Preferred Shares on the NYSE, subject to official notice of issuance. We expect that trading in the Series D Preferred Shares will commence within 30 days after the initial delivery of the Series D Preferred Shares. The transfer agent, registrar and distribution disbursing agent for the Series D Preferred Shares will be EquiServe.

Rank

     The Series D Preferred Shares will, with respect to distribution rights and rights upon our liquidation, dissolution or winding-up of our affairs, rank (a) senior to our Common Shares and to all shares of beneficial interest ranking junior to the Series D Preferred Shares; (b) on a parity with our outstanding Series A Preferred Shares, our outstanding Series C Preferred Shares, and other classes or series of our shares of beneficial interest that we issue, the terms of which specifically provide that such shares of beneficial interest rank on a parity with the Series D Preferred Shares; and (c) junior to all shares of beneficial interest that we issue, the terms of which specifically provide that such shares of beneficial interest rank senior to the Series D Preferred Shares.

Distributions

     We will distribute to the record holders of the Series D Preferred Shares cumulative preferential cash distributions of $      per Series D Preferred Share each year, which is equivalent to    % of the $25.00 liquidation preference per Series D Preferred Share. Distributions will be distributed when, as and if declared by the board of trustees and will be payable out of the assets legally available therefor. Distributions will be cumulative from and including the date of original issue by us of the Series D Preferred Shares and will be payable quarterly in arrears on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day. We will pay the first distribution on April 15, 2004. Such first distribution (which will reflect a partial distribution period) and any other distribution payable on the Series D Preferred Shares for any partial distribution period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to record holders of Series D Preferred Shares as they appear in our records at the close of business on the applicable record date, which will be the 30th day of the calendar month prior to the month in which the applicable due date for the distribution payment falls or on such other date designated by the board of trustees for the payment of distributions that is not more than 30 days nor less than 10 days before the due date for the distribution payment.

     We will not declare distributions on the Series D Preferred Shares, or pay or set apart for payment distributions on the Series D Preferred Shares at any time if the terms and provisions of any agreement, including any agreement relating to our indebtedness, prohibits the declaration, payment or setting apart for payment or provides that the declaration, payment or setting apart for payment would constitute a breach of the agreement or a default under the agreement, or if the declaration or payment is restricted or prohibited by law.

     Notwithstanding the foregoing, distributions on the Series D Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those distributions, and whether or not those distributions are declared. Accrued but unpaid distributions on the Series D Preferred Shares will accumulate as of the due date for the distribution payment on which they first become payable. Except as described

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in the next sentence, we will not declare or pay or set apart for payment distributions on any common shares or shares of any other series of preferred shares ranking, as to distributions, on a parity with or junior to the Series D Preferred Shares (other than a distribution paid in common shares or in shares of any other class of shares of beneficial interest ranking junior to the Series D Preferred Shares as to distributions and upon liquidation) for any period unless full cumulative distributions on the Series D Preferred Shares for all past distribution periods and the then current distribution period have been or contemporaneously are (a) declared and paid in cash or (b) declared and a sum sufficient to pay them in cash is set apart for payment. When we do not pay distributions in full (or we do not set apart a sum sufficient to pay them in full) upon the Series D Preferred Shares, the Series A Preferred Shares, the Series C Preferred Shares and the shares of any other series of preferred shares ranking on a parity as to distributions with the Series A Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, we will declare any distributions upon the Series D Preferred Shares, the Series A Preferred Shares and the Series C Preferred Shares and any other series of preferred shares ranking on a parity as to distributions with the Series D Preferred Shares proportionately so that the distributions declared per share of Series A Preferred Shares, Series C Preferred Shares and Series D Preferred Shares and those other series of preferred shares will in all cases bear to each other the same ratio that accrued distributions per share on the Series D Preferred Shares and those other series of preferred shares (which will not include any accrual in respect of unpaid distributions on such other series of preferred shares for prior distribution periods if those other series of preferred shares do not have cumulative distributions) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution payment or payments on the Series D Preferred Shares which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless we have declared and paid or are contemporaneously declaring and paying full cumulative distributions in cash on the Series D Preferred Shares or we have declared full cumulative distributions and we have set apart for payment a sum sufficient for the payment of the declared distributions for all past distribution periods and the then current distribution period, we will not declare or set aside for payment distributions (other than in common shares or other shares of beneficial interest ranking junior to or on parity with the Series D Preferred Shares as to distributions and upon liquidation) nor will we declare or pay any other distribution on our common shares or any other shares of beneficial interest ranking junior to or on parity with the Series D Preferred Shares, nor will we redeem, purchase or otherwise acquire for consideration, or pay or make available any monies for a sinking fund for the redemption of any common shares, or on any other shares of beneficial interest ranking junior to or on a parity with the Series D Preferred Shares as to distributions or upon liquidation (except by conversion into or exchange for other shares of beneficial interest ranking junior to the Series D Preferred Shares as to distributions and upon liquidation and except for the acquisition of shares that have been designated as Excess Shares). See “Description of Shares of Beneficial Interest—Restrictions on Transfer” in this prospectus supplement for information about the designation of Excess Shares. Any distribution payment made on the Series D Preferred Shares will first be credited against the earliest accrued but unpaid distributions due with respect to those shares which remain payable.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the record holders of the Series D Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $25.00 per Series D Preferred Share, plus an amount equal to any accrued and unpaid distributions to the date of payment (whether or not declared), before any distribution or payment may be made to holders of common shares or any other class or series of our shares of beneficial interest ranking junior to the Series D Preferred Shares as to liquidation rights. If, upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs, our available assets are insufficient to pay the amount of the liquidating distributions on

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all outstanding Series D Preferred Shares, the Series A Preferred Shares, the Series C Preferred Shares and the corresponding amounts payable on all other classes or series of shares of beneficial interest ranking on a parity with the Series D Preferred Shares in the distribution of assets, then the record holders of the Series A Preferred Shares, Series C Preferred Shares and Series D Preferred Shares and all other classes or series of shares of beneficial interest of that kind will share proportionately in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The record holders of Series D Preferred Shares will be entitled to written notice of any liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, such record holders will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other trust, partnership, limited liability company, corporation or other entity or of any other trust, partnership, limited liability company, corporation or other entity with or into us will not be deemed to constitute our liquidation, dissolution or winding-up of our affairs.

Redemption

     The Series D Preferred Shares are not redeemable before February    , 2009. However, in order to ensure that we remain qualified as a REIT for federal income tax purposes, the Series D Preferred Shares will be subject to provisions of our Declaration of Trust, under which Series D Preferred Shares owned by a shareholder in excess of the ownership limit, as defined in this prospectus supplement, will be designated automatically Excess Shares and transferred as described in “Description of Shares of Beneficial Interest—Restrictions on Transfer” in this prospectus supplement, and we may purchase the Excess Shares after that transfer in accordance with the terms of our Declaration of Trust. On or after February    , 2009, we may, at our option upon not less than 30 nor more than 60 days’ written notice, redeem the Series D Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid distributions up to and including the date fixed for redemption (except as provided below), without interest. Record holders of certificates representing the Series D Preferred Shares to be redeemed will surrender such certificates at the place designated in the notice and will be entitled to the redemption price and any accrued and unpaid distributions payable upon the redemption following surrender of the certificates. If notice of redemption of any Series D Preferred Shares has been given and if we have set aside in trust the funds necessary for the redemption for the benefit of the record holders of Series D Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on the Series D Preferred Shares and such Series D Preferred Shares will no longer be deemed outstanding and all rights of the holders of such Series D Preferred Shares will terminate, except for the right to receive the redemption price plus any accrued and unpaid distributions payable upon the redemption.

     The redemption provisions of the Series D Preferred Shares do not in any way limit our right or ability to purchase, from time to time either at a public or a private sale, Series D Preferred Shares at such price or prices as we may determine, subject to the provisions of applicable law.

     Immediately before any redemption of the Series D Preferred Shares, we will pay, in cash, any accrued and unpaid distributions through the redemption date, unless a redemption date falls after a distribution record date and before the corresponding distribution payment date, in which case each holder of Series D Preferred Shares at the close of business on the distribution record date will be entitled to the distribution payable on the Series D Preferred Shares on the corresponding distribution payment date notwithstanding the redemption of those shares before that distribution payment date. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series D Preferred Shares for which a notice of redemption has been given. The Series D Preferred Shares will have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

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Voting Rights

     Holders of Series D Preferred Shares will generally have no voting rights, except as provided by applicable law and as described below.

     Whenever no distributions are paid on the Series D Preferred Shares for six or more quarterly periods (whether or not consecutive), holders of the Series D Preferred Shares, voting together as a class with the holders of the Series A Preferred Shares and the Series C Preferred Shares and with the holders of all other classes or series of our shares of beneficial interest ranking on parity with the Series D Preferred Shares as to distributions and upon voluntary and involuntary liquidation, dissolution or winding up of our affairs upon which like voting rights have been conferred and are exercisable, herein referred to as parity preferred shares, will be entitled to elect two additional trustees to our board of trustees, who will be elected for one-year terms. Such election will be at a special meeting called by the holders of record of at least 10% of the Series D Preferred Shares or the holders of any other series of parity preferred shares so in arrears (or at the next special meeting or annual meeting of the shareholders if notice of such meeting is given less than 90 days before the next special meeting or annual meeting of the shareholders) and each subsequent annual meeting until all of the distributions on the Series D Preferred Shares for the past distribution periods and the then current distribution period have been fully paid or authorized and a sum sufficient for payment thereof set aside in full. Upon such election, the size of our board of trustees will be increased by two trustees. If and when all such accumulated distributions shall have been paid on the Series D Preferred Shares and all other classes or series of parity preferred shares upon which like voting rights have been conferred and are exercisable, the term of office of each of the additional trustees so elected will terminate and the size of our board of trustees will be reduced accordingly. So long as a preferred distribution default continues, any vacancy in the office of additional trustees elected as described in this paragraph may be filled by written consent of the other additional trustee who remains in office, or if no additional trustee remains in office, by a vote of the holders of a majority of the outstanding Series D Preferred Shares when they have the voting rights described above (voting as a single class with all other classes or series of parity preferred shares upon which like voting rights have been conferred and are exercisable). Each of the trustees elected as described in this paragraph will be entitled to one vote on any matter.

     The affirmative vote or consent of the holders of two-thirds of the outstanding Series D Preferred Shares, Series A Preferred Shares, Series C Preferred Shares and each other class or series of preferred shares ranking on a parity with respect to the payment of distributions or the distribution of assets upon our liquidation, dissolution or winding up of our affairs, voting as a single class, will be required to (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to the Series A Preferred Shares, Series C Preferred Shares and Series D Preferred Shares with respect to payment of distributions or the distribution of assets upon our liquidation, dissolution or winding-up or reclassify any of our authorized shares into shares of beneficial interest of that kind, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of beneficial interest; or (ii) amend, alter or repeal the provisions of the declaration of trust or the articles supplementary, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares, Series C Preferred Shares or D Preferred Shares or the holders thereof. With respect to any of the events described in (ii) above, the occurrence of any such event shall not be deemed to materially adversely affect any right, preference, privilege or voting power of the Series D Preferred Shares or the holders thereof if (a) immediately after any such event the Trust is the surviving entity and there are no outstanding equity securities ranking, as to the distribution rights or liquidation preference, senior to the Series D Preferred Shares other than the equity securities of the Trust outstanding prior to such event and the Series D Preferred Shares remain outstanding and the terms thereof remain unchanged or (b) immediately

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after any such event the Trust is not the surviving entity and as a result of the event, the holders of the Series D Preferred Shares receive shares of equity securities with preferences, rights and privileges substantially similar to the preferences, rights and privileges of the Series D Preferred Shares and there are no outstanding shares of equity securities of the surviving entity ranking, as to distribution rights or liquidation preference, senior to the Series D Preferred Shares other than the equity securities issued in respect of the equity securities of the Trust outstanding prior to such event.

     Except as may be required by law, holders of Series D Preferred Shares shall not be entitled to vote with respect to (A) any increase or decrease in the total number of authorized common shares or our preferred shares, (B) any increase, decrease or issuance of any series of shares of beneficial interest including the Series D Preferred Shares or (C) the creation or issuance of any other series of shares of beneficial interest, in each case referred to in clauses (A), (B) or (C) above, ranking on a parity with or junior to the Series D Preferred Shares with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of our affairs. Except as provided above and required by law, the holders of Series D Preferred Shares are not entitled to vote on any merger or consolidation involving the Trust, on any share exchange or on a sale of all or of substantially all of the assets of the Trust.

     The voting rights afforded to holders of Series D Preferred Shares will not apply if, at or before the time when the act with respect to which the vote would otherwise be required is effected, all outstanding Series D Preferred Shares are redeemed or called for redemption upon proper notice and we deposit sufficient funds, in cash, in trust to effect the redemption.

     In any matter in which the Series D Preferred Shares may vote (as expressly provided in the declaration of trust or as may be required by law), each share of Series D Preferred Shares shall be entitled to one vote per each $25.00 in liquidation preference.

Conversion

     The Series D Preferred Shares are not convertible into or exchangeable for any of our other property or securities.

Restrictions on Transfer

     See “Description of Shares of Beneficial Interest—Restrictions on Transfer” in this prospectus supplement.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The following paragraphs summarize the terms of our shares of beneficial interest. This is a summary and does not completely describe our shares of beneficial interest. For a complete description, we refer you to our Declaration of Trust and Bylaws. This summary replaces the summary under the caption “Description of Shares of Beneficial Interest” in the accompanying base prospectus.

General

     Our Declaration of Trust provides that we are authorized to issue up to 110,000,000 shares of beneficial interest, referred to in this prospectus supplement as Shares, consisting of 100,000,000 common shares and 10,000,000 preferred shares, par value $.01 per share. Of the preferred shares, 750,000 have been designated as Series A Preferred Shares, 2,000,000 have been designated as Series C Preferred Shares and 2,760,000 have been designated as Series D Preferred Shares. Our Declaration of Trust may generally be amended by our Board of

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Trustees, without shareholder approval, to increase or decrease the aggregate number of authorized Shares of any class except for the Series A Preferred Shares. The authorized common shares and undesignated preferred shares are generally available for future issuance without further action by our shareholders, unless such action is required by applicable law, the rules of any stock exchange or automated quotation system on which our securities may be listed or traded or pursuant to the preferential rights of preferred shares. Holders of Series A Preferred Shares, Series C Preferred Shares and Series D Preferred Shares have the right to approve additional issuances of preferred shares that would rank senior to the Series A Preferred Shares, the Series C Preferred Shares or the Series D Preferred Shares as to distributions or in liquidation.

     On December 30, 2003, we redeemed 3,281,250 of our then outstanding Series B Preferred Shares, and the remaining 1,093,750 Series B Preferred Shares were converted into 1,093,750 Common Shares.

     Both Maryland statutory law governing real estate investment trusts organized under Maryland law (the “Maryland REIT Law”) and our Declaration of Trust provide that none of our shareholders will be personally liable, by reason of status as a shareholder, for any of our obligations. Our Bylaws further provide that we will indemnify any shareholder or former shareholder against any claim or liability to which such shareholder may become subject by reason of being or having been a shareholder, and that we shall reimburse each shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which the shareholder has been made a party by reason of status as such for all reasonable expenses incurred by the shareholder in connection with any such claim or liability.

     Our Declaration of Trust provides that, subject to the provisions of any class or series of preferred shares then outstanding and to the mandatory provisions of applicable law, our shareholders are entitled to vote only on the following matters: (i) election or removal of trustees; (ii) amendment of the Declaration of Trust (other than an amendment to increase or decrease the aggregate number of authorized Shares of any class); (iii) a determination by the Trust to invest in commodities contracts (other than interest rate futures intended to hedge us against interest rate risk), engage in securities trading (as compared to investment) activities or hold properties primarily for sale to customers in the ordinary course of business; and (iv) our merger with another entity. Except with respect to these matters, no action taken by our shareholders at any meeting shall in any way bind our Board of Trustees.

Common Shares of Beneficial Interest

     Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of trustees. Subject to (i) the preferential rights of our preferred shares and (ii) such preferential rights as may be granted by our Board of Trustees in future issuances of additional series of preferred shares, holders of Common Shares are entitled to such distributions as may be authorized and declared from time to time by our Board of Trustees out of funds legally available therefor.

     Holders of Common Shares have no conversion, exchange or redemption rights or preemptive rights to subscribe to any of our securities. All outstanding Common Shares are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of our affairs, subject to (i) the preferential rights of our preferred shares and (ii) such preferential rights as may be granted by our Board of Trustees in connection with the future issuances of additional series of preferred shares, holders of Common Shares will be entitled to share ratably in any of our assets remaining after provision for payment of liabilities to creditors. All Common Shares have equal distribution, dividend, liquidation and other rights.

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     The transfer agent and registrar for the Common Shares, Series C Preferred Shares and Series D Preferred Shares is currently EquiServe.

Preferred Shares of Beneficial Interest

     The preferred shares authorized by our Declaration of Trust may be issued from time to time in one or more series. Prior to the issuance of preferred shares of each such series, our Board of Trustees is required by the Maryland REIT Law and our Declaration of Trust to set for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as are permitted by the Maryland REIT Law. These rights, powers, restrictions and limitations could include the right to receive specified distributions and payments on liquidation prior to any such payments being made to the holders of common shares. Under certain circumstances, the issuance of preferred shares could have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of the holders of common shares. See “Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Control Share Acquisitions.”

     Our Declaration of Trust authorizes the trustees to classify or reclassify, in one or more series, any unissued preferred shares by setting or changing the number of preferred shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such preferred shares.

     Series A Preferred Shares

     We currently have 750,000 Series A Preferred Shares issued and outstanding. Each Series A Preferred Share has a stated value (the “Stated Value”) of $50.00 and is convertible into common shares at the option of the holder at a conversion price (the “Conversion Price”) of $28.00. We have the right to redeem all or any part of the outstanding Series A Preferred Shares for an amount in cash equal to the aggregate Stated Value of the Series A Preferred Shares to be redeemed (plus accrued and unpaid distributions) or, in the event that the average closing price of the common shares is equal to or greater than 110% of the Conversion Price for 60 consecutive trading days, for a number of common shares equal to the aggregate Stated Value of the Series A Preferred Shares to be redeemed divided by the Conversion Price (plus accrued and unpaid distributions). Each Series A Preferred Share accrues distributions, payable in cash and prior to the payment of any distribution on the common shares, in an amount equal to the greater of (i) $0.9063 per quarter (equivalent to $3.625 per annum) or (ii) the cash distributions paid or payable for the most recent quarter on the number of common shares into which a Series A Preferred Share is convertible. The holders of Series A Preferred Shares have no voting rights except (i) with respect to actions which would have a material and adverse effect on the rights of such holders and (ii) in the event quarterly distributions on the Series A Preferred Shares are in arrears for six or more quarters. In the event the quarterly distributions are so in arrears, the holders of the Series A Preferred Shares have the right, voting together as a class with the holders of the Series A Preferred Shares and the Series C Preferred Shares and with the holders of all other classes or series of our shares of beneficial interest ranking on parity with the Series D Preferred Shares as to distributions and upon voluntary and involuntary liquidation, dissolution or winding up of our affairs upon which like voting rights have been conferred and are exercisable, to elect two additional members to our Board of Trustees. In the event of any liquidation, dissolution or winding-up of our affairs, the holders of the Series A Preferred Shares are entitled to receive from our assets remaining after provision for payment of liabilities to creditors an amount equal to the aggregate Stated Value of the Series A Preferred Shares then outstanding together with any accrued and unpaid distributions thereon prior to the distribution of any such assets to the holders of the common shares.

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     Series C Preferred Shares. We currently have 2,000,000 Series C Preferred Shares issued and outstanding. Each Series C Preferred Share has a liquidation preference of $25.00. The Series C Preferred Shares are not convertible into or exchangeable for any of our other property or securities. At any time on or after December 30, 2008, we have the right to redeem all or any part of the outstanding Series C Preferred Shares for an amount in cash equal to $25.00 per Series C Preferred Share being redeemed, plus any accrued and unpaid distributions up to and including the date fixed for redemption, without interest. Each Series C Preferred Share accrues distributions, payable in cash and prior to the payment of any distribution on the common shares, in an amount equal to $1.875 per year, which is equivalent to 7.50% of the $25.00 liquidation preference per Series C Preferred Share. The holders of Series C Preferred Shares have no voting rights except (i) with respect to actions which would have a material and adverse effect on the rights of such holders and (ii) in the event quarterly distributions on the Series C Preferred Shares are in arrears for six or more quarters. In the event the quarterly distributions are so in arrears, the holders of the Series C Preferred Shares have the right, voting together as a single class with any other class of our preferred shares ranking on a parity with the Series C Preferred Shares and upon which like voting rights have been conferred, to elect two additional members to our Board of Trustees. In the event of any liquidation, dissolution or winding-up of our affairs, the holders of the Series C Preferred Shares are entitled to receive from our assets remaining after provision for payment of liabilities to creditors an amount equal to $25.00 per Series C Preferred Share, plus an amount equal to any accrued and unpaid distributions thereon prior to the distribution of any such assets to the holders of the common shares.

     Our Series C Preferred Shares are listed on the New York Stock Exchange under the symbol “BDN PrC.”

     Series D Preferred Shares

     See “Description of Series D Preferred Shares” beginning on page S-10 of this prospectus supplement.

Restrictions on Transfer

     For us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (defined in the Internal Revenue Code to include certain entities such as qualified pension plans) during the last half of a taxable year and shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year).

     Because our Board of Trustees believes it is at present important for us to continue to qualify as a REIT, our Declaration of Trust, subject to certain exceptions, contains provisions that restrict the number of shares of beneficial interest that a person may own and that are designed to safeguard us against an inadvertent loss of REIT status. In order to prevent any shareholder from owning shares of beneficial interest in an amount that would cause more than 50% in value of the outstanding shares of beneficial interest to be held by five or fewer individuals, our Board of Trustees, pursuant to authority granted in our Declaration of Trust, has passed a resolution that, subject to certain exceptions, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value of the outstanding shares of beneficial interest. This limitation is referred to in this prospectus as the Ownership Limit. Our Board of Trustees, subject to limitations, retains the authority to effect additional increases to, or establish exemptions from, the Ownership Limit. Our Board of Trustees, pursuant to authority granted in our Declaration of Trust, has passed resolutions that exempt the initial holders of the Series A Preferred Shares and Cohen & Steers Capital Management, Inc. and related persons from the Ownership Limit, on the condition that, and for so long as, such holders comply with certain representations, warranties and agreements intended to ensure that no direct or indirect owner of any of such holders owns more than 9.8% in value of the outstanding shares of beneficial interest.

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     In addition, pursuant to our Declaration of Trust, no purported transfer of shares of beneficial interest may be given effect if it would result in ownership of all of the outstanding shares of beneficial interest by fewer than 100 persons (determined without any reference to the rules of attribution) or result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code. These restrictions are referred to in this prospectus as the Ownership Restrictions. In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of beneficial interest in violation of the Ownership Limit or the Ownership Restrictions, such transfer would be deemed void and such shares of beneficial interest automatically would be exchanged for “Excess Shares” authorized by our Declaration of Trust, according to rules set forth in our Declaration of Trust, to the extent necessary to ensure that the purported transfer or other event does not result in the ownership of shares of beneficial interest in violation of the Ownership Limit or the Ownership Restrictions.

     Holders of Excess Shares are not entitled to voting rights (except to the extent required by law), dividends or distributions. If, after the purported transfer or other event resulting in an exchange of shares of beneficial interest for Excess Shares and prior to the discovery by us of such exchange, dividends or distributions are paid with respect to shares of beneficial interest that were exchanged for Excess Shares, then such dividends or distributions would be repayable to us upon demand. While outstanding, Excess Shares would be held in trust by us for the benefit of the ultimate transferee of an interest in such trust, as described below. While Excess Shares are held in trust, an interest in that trust may be transferred by the purported transferee or other purported holder with respect to such Excess Shares only to a person whose ownership of the shares of beneficial interest would not violate the Ownership Limit or the Ownership Restrictions, at which time the Excess Shares would be exchanged automatically for shares of beneficial interest of the same type and class as the shares of beneficial interest for which the Excess Shares were originally exchanged. Our Declaration of Trust contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the shares of beneficial interest for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received would be required to be turned over to us.

     Our Declaration of Trust also provides that Excess Shares shall be deemed to have been offered for sale to us, or our designee, which shall have the right to accept such offer for a period of 90 days after the later of: (i) the date of the purported transfer or event which resulted in an exchange of shares of beneficial interest for such Excess Shares; and (ii) the date our Board of Trustees determines that a purported transfer or other event resulting in an exchange of shares of beneficial interest for such Excess Shares has occurred if we do not receive notice of any such transfer. The price at which we may purchase such Excess Shares would be equal to the lesser of: (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that caused the automatic exchange for such Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of such shares of beneficial interest on the date of the automatic exchange for Excess Shares; or (ii) the market price of such shares of beneficial interest on the date that we accept the Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by us that such shares of beneficial interest have been transferred in violation of the provisions of our Declaration of Trust shall be repaid to us upon our demand. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Shares may be deemed, at our option, to have acted as our agent and on our behalf in acquiring or holding such Excess Shares and to hold such Excess Shares on our behalf.

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     Our trustees may waive the Ownership Restrictions if evidence satisfactory to the trustees and our tax counsel or tax accountants is presented showing that such waiver will not jeopardize our status as a REIT under the Internal Revenue Code. As a condition of such waiver, our trustees may require that an intended transferee give written notice to us, furnish such undertakings, agreements and information as may be required by our trustees and/or an undertaking from the applicant with respect to preserving our status. Any transfer of shares of beneficial interest or any security convertible into shares of beneficial interest that would create a direct or indirect ownership of shares of beneficial interest in excess of the Ownership Limit or result in the violation of the Ownership Restrictions will be void with respect to the intended transferee and will result in Excess Shares as described above.

     Neither the Ownership Restrictions nor the Ownership Limit will be removed automatically even if the REIT provisions of the Internal Revenue Code are changed so as no longer to contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as described above, any change in the Ownership Restrictions would require an amendment to our Declaration of the Trust. Amendments to our Declaration of Trust generally require the affirmative vote of holders owning not less than a majority of the outstanding shares of beneficial interest entitled to vote thereon. In addition to preserving our status as a REIT, the Ownership Restrictions and the Ownership Limit may have the effect of precluding an acquisition of control of us without the approval of our Board of Trustees.

     All persons who own, directly or by virtue of the applicable attribution provisions of the Internal Revenue Code, more than 4.0% of the value of any class of outstanding shares of beneficial interest, must file an affidavit with us containing the information specified in our Declaration of Trust by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as our trustees deem necessary to comply with the provisions of the Internal Revenue Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limit could have the effect of delaying, deferring or preventing a transaction or a change in our control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

     All certificates representing shares of beneficial interest that are hereafter issued will bear a legend referring to the restrictions and limitations described above.

PROVISIONS OF MARYLAND LAW AND OF
OUR DECLARATION OF TRUST AND BYLAWS

     The following paragraphs summarize provisions of Maryland law, our Declaration of Trust and our Bylaws. These paragraphs are a summary, and do not completely describe Maryland law, our Declaration of Trust or our Bylaws. For a complete description, we refer you to the Maryland statutes applicable to REITs, our Declaration of Trust and our Bylaws. This summary replaces the summary under the caption “Provisions of Maryland Law and of the Company’s Declaration of Trust and Bylaws” in the accompanying base prospectus.

Duration

     Under our Declaration of Trust, we have a perpetual term of existence and will continue perpetually subject to the authority of our Board of Trustees to terminate our existence and liquidate our assets and subject to termination pursuant to the Maryland REIT Law.

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Board of Trustees

     Our Declaration of Trust provides that the number of our trustees shall not be less than three nor more than 15. Any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a majority of our trustees.

     Our trustees generally will each serve for a one-year term. In the event that we fail to pay quarterly distributions for six or more quarters to the holders of Series A Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, those holders will have the right, voting together as a single class with any other class of our preferred shares ranking on a parity with the Series A Preferred Shares, Series C Preferred Shares and Series D Preferred Shares and upon which like voting rights have been conferred, to elect two additional members to our Board of Trustees. See “Description of Shares of Beneficial Interest—Preferred Shares of Beneficial Interest—Series A Preferred Shares;” and “Description of Shares of Beneficial Interest—Preferred Shares of Beneficial Interest—Series C Preferred Shares” and “Description of Series D Preferred Shares.”

     Our Declaration of Trust generally provides that a trustee may be removed from office only at a meeting of shareholders. However, a trustee elected solely by holders of a series of preferred shares may be removed only by the affirmative vote of a majority of the preferred shares of that series voting as a single class.

Business Combinations

     Under Maryland law, as applicable to Maryland real estate investment trusts, certain “business combinations” (including certain mergers, consolidations, share exchanges, or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland real estate investment trust and an “interested shareholder” or an affiliate of the interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. An interested shareholder includes a person who beneficially owns, and an affiliate or associate (as defined under Maryland law) of the trust who, at any time during the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the trust’s then outstanding voting shares. Thereafter, any such business combination must be recommended by the trustees of such trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group; and
•	two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or by the interested shareholder’s affiliates or associates, voting together as a single voting group.

     These super-majority voting requirements do not apply if the trust’s common shareholders receive a minimum price (as defined under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions also do not apply to business combinations that are approved or exempted by the Board of Trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. An amendment to a Maryland REIT’s declaration of trust electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a

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single voting group, and two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares of beneficial interest held by interested shareholders. Any such amendment shall not be effective until 18 months after the vote of shareholders and does not apply to any business combination of the trust with an interested shareholder that has such status on the date of the shareholder vote. Our Board of Trustees has previously exempted any business combinations involving Safeguard Scientifics, Inc., Pennsylvania State Employees’ Retirement System, LF Strategic Realty Investors L.P., Morgan Stanley Asset Management Inc., Five Arrows Realty Securities III L.L.C. and Gerard H. Sweeney and their respective affiliates and associates from the business combination provisions summarized above and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them.

     The business combination statute could have the effect of delaying, deferring or preventing offers to acquire us and of increasing the difficulty of consummating any such transaction.

Control Share Acquisitions

     Under Maryland law, as applicable to Maryland real estate investment trusts, “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by shareholders, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust in question. “Control shares” are voting shares of beneficial interest which, if aggregated with all other shares previously acquired by such acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise the voting power in the election of trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,
•	one-third or more but less than a majority, or
•	a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the trust’s board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

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     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Amendment to the Declaration of Trust

     Our Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon, except for the provisions of our Declaration of Trust relating to (i) increases or decreases in the aggregate number of Shares of any class, which may generally be made by our Board of Trustees without shareholder approval subject to approval rights of holders of Series A Preferred Shares, Series C Preferred Shares and Series D Preferred Shares with respect to issuances of preferred shares that would rank senior as to distributions or in liquidation and (ii) the Maryland General Corporation Law provisions on business combinations, amendment of which requires the affirmative vote of the holders of not less than 80% of the Shares then outstanding and entitled to vote. In addition, if our Board of Trustees determines, with the advice of counsel, that any one or more of the provisions of our Declaration of Trust conflict with the Maryland REIT Law, the Internal Revenue Code or other applicable Federal or state law(s), the conflicting provisions of our Declaration of Trust shall be deemed never to have constituted a part of our Declaration of Trust, even without any amendment thereof.

Termination of the Company and REIT Status

     Subject to the rights of any outstanding Preferred Shares and to the provisions of the Maryland REIT Law, our Declaration of Trust permits our Board of Trustees to terminate our existence and to discontinue our election to be taxed as a REIT.

Transactions Between the Company and its Trustee or Officers

     Our Declaration of Trust provides that any contract or transaction between us and one or more of our trustees, officers, employees or agents must be approved by a majority of our trustees who have no interest in the contract or transaction.

Limitation of Liability and Indemnification

     The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages. However, a Maryland real estate investment trust may not eliminate liability resulting from actual receipt of an improper benefit or profit in money, property or services. Also, liability resulting from active and deliberate dishonesty may not be eliminated if a final judgment establishes that the dishonesty is material to the cause of action. Our Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

     Our Bylaws require us to indemnify, without requiring a preliminary determination of the ultimate entitlement to indemnification, (a) any present or former trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (b) any present or former trustee or officer against any

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claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (c) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that the act or omission was material to the matter and was committed in bad faith, the result of active and deliberate dishonesty or a personal benefit was improperly received, or, if in a criminal proceeding, there was reasonable cause to believe the act or omission was unlawful. In addition, our Bylaws require us to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made a party to a proceeding by reason of his status as a trustee, officer or shareholder provided that, in the case of a trustee or officer, we shall have received (i) a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for our indemnification as authorized by the Bylaws and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the applicable standard of conduct was not met. Our Bylaws also (i) permit us, with the approval of our trustees, to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served our predecessor in such capacity, and to any of our employees or agents or our predecessors, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by our Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the Maryland General Corporation Law for directors of Maryland corporations and (iii) permit us to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the Maryland General Corporation Law for directors of Maryland corporations.

     The limited partnership agreement of our operating partnership also provides for indemnification by the operating partnership of us, as general partner, and our trustees and officers for any costs, expenses or liabilities incurred by us or them by reason of any act performed by us or them for or on behalf of the operating partnership or us; provided that such person’s actions were taken in good faith and in the belief that such conduct was in the best interests of the operating partnership and that such person was not guilty of fraud, willful misconduct or gross negligence.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our trustees and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain U.S. federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion relates solely to the tax consequences relevant to the acquisition, ownership and disposition of the Series D Preferred Shares. This discussion is general in nature and not exhaustive of all possible tax consequences, nor does the discussion address any state, local, or foreign tax consequences. The tax treatment of a shareholder will depend on the shareholder’s particular situation, and this discussion does not attempt to address all aspects of federal income tax considerations that may be relevant to shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. This summary assumes that the shareholders hold the Series D Preferred Shares as capital assets.

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      For a discussion of the taxation of the Company and the tax consequences relevant to shareholders generally, see the discussion under the heading “Material Federal Income Tax Consequences” in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2003, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus.

     The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Therefore, it is possible that the Internal Revenue Service could challenge the statements in this summary, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

     Each prospective shareholder is advised to consult his or her own tax advisor regarding the specific tax consequences of the purchase, ownership and sale of the Series D Preferred Shares and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of the purchase, ownership, sale and our election and of potential changes in applicable tax laws. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in our company, including the possibility of federal income tax withholding on our distributions.

Taxation of Distributions to Taxable Domestic Shareholders

     As long we qualify as a REIT, distributions on Series D Preferred Shares made to our taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) will be dividends taxable to such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as long-term capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares of beneficial interest. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to the holders of our shares, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of the Series D Preferred Shares will be the amount so designated multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Internal Revenue Code) paid to the holders of the Series D Preferred Shares for the year and the denominator of which will be the total dividends paid to the holders of all classes of our stock for the year.

     As a result of recent changes in the tax law, dividends paid by regular C corporations to persons or entities that are taxes as individuals now are generally taxed at the rate applicable to long-term capital gains, subject to certain limitations. Because we are a REIT, our dividends, including dividends paid on Series D Preferred Shares, generally will be taxed at ordinary income tax rates (unless designated as capital gain dividends as described above). However, for calendar years 2003 through 2008, distributions that are designated as qualified dividend income will be taxed at the same rate as long-term capital gains. We may designate a distribution as qualified dividend income to the extent of (i) qualified dividend income we receive during the current year (for example, dividends received from a taxable REIT subsidiary), and (ii) income on which we have been subject to corporate level tax during the prior year (for example, undistributed REIT taxable income) less the tax paid on that income.

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     Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder’s shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for 12 months or less) assuming the shares are a capital asset in the hands of the shareholder. In determining the extent to which a distribution on the Series D Preferred Shares constitutes a dividend for tax purposes, the earnings and profits of the Company will be allocated first to distributions with respect to the Series D Preferred Shares and all other series of preferred shares that are equal in rank as to distributions and upon liquidation with the Series D Preferred Shares, and second to distributions with respect to common shares of the Company. Therefore, depending on our earnings and profits, distributions with respect to the Series D Preferred Shares (as compared to distributions with respect to our Common Shares) are more likely to be treated as dividends than as a return of capital or a distribution in excess of basis.

     Any distribution declared by us in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any losses of the Company.

     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent such shareholder has received distributions from us required to be treated as long-term capital gain. Shareholders who realize a loss on the sale or exchange of shares may be required to file IRS Form 8886, Reportable Transaction Disclosure Statement, if the loss exceeds certain thresholds (for individual taxpayers, the threshold is $2,000,000 for a loss in a single taxable year). Shareholders should consult with their tax advisors regarding Form 8886 filing requirements.

     Distributions from us and gain from the disposition of shares will not be treated as passive activity income and, therefore, shareholders will not be able to apply any “passive losses” against such income. Dividends from us (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of shares will generally be treated as investment income for purposes of the investment income limitation.

Redemption of Series D Preferred Shares

     We may redeem the Series D Preferred Shares, at our option, in whole or from time to time in part, beginning on February    , 2009, for cash at $25.00 per share plus any accrued and unpaid dividends through the date of redemption, as more fully set forth under “Description of Series D Preferred Shares—Redemption.” A redemption of Series D Preferred Shares will be treated under Section 302 of the Internal Revenue Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s share interest in our company, or (iii) is “not essentially equivalent to a dividend with respect to the holder, all within the meaning of Section 302(b) of the Internal Revenue Code.

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      In determining whether any of these tests has been met, there must be taken into account not only any Series D Preferred Shares owned by the holder, but also such holder’s ownership of the Company’s Common Shares, other series of preferred shares and any options to acquire any of the foregoing. The holder also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Internal Revenue Code. If a particular holder owns (actually or constructively) no common shares or an insubstantial percentage of common shares or preferred shares of the Company, based upon current law, it is probable that the redemption of the Series D Preferred Shares from such holder would be considered “not essentially equivalent to a dividend.” However, because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to any particular holder of Series D Preferred Shares depends upon the facts and circumstances at the time the determination must be made, prospective holders of Series D Preferred Shares are advised to consult their own tax advisors to determine such tax treatment.

     If a redemption of Series D Preferred Shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as a taxable sale or exchange by that holder. As a result, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the holder’s adjusted tax basis in the shares. Such gain or loss will be capital gain or loss if the shares were held as a capital asset, and will be long-term gain or loss if such shares were held for more than one year.

     If the redemption is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder’s adjusted tax basis in the Series D Preferred Shares redeemed will be transferred to any other shareholdings of the holder in the Company. If the holder of the Series D Preferred Shares owns no other shares in the Company, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Backup Withholding

     We will report to our U.S. shareholders and the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions paid unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding may be credited against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See “—Taxation of Foreign Shareholders.”

Taxation of Tax-Exempt Shareholders

     Distributions by us to a shareholder that is a tax-exempt entity should not constitute “unrelated business taxable income” (“UBTI”), as defined in Section 512(a) of the Code provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

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     In the case of a “qualified trust” (generally, a pension or profit-sharing trust) holding shares in a REIT, the beneficiaries of the trust are treated as holding shares in the REIT in proportion to their actuarial interests in the qualified trust, instead of treating the qualified trust as a single individual (the “look-through exception”). A qualified trust that holds more than 10% of the shares of a REIT is required to treat a percentage of REIT dividends as UBTI if the REIT incurs debt to acquire or improve real property. This rule applies, however, only if (i) the qualification of the REIT depends upon the application of the “look through” exception (described above) to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts (see “Description of Shares of Beneficial Interest – Restrictions on Transfer”) and (ii) the REIT is “predominantly held” by qualified trusts, i.e., if either (x) a single qualified trust holds more than 25% by value of the interests in the REIT or (y) one or more qualified trusts, each owning more than 10% by value, holds in the aggregate more than 50% of the interests in the REIT. The percentage of any dividend paid (or treated as paid) to such a qualified trust that is treated as UBTI is equal to the amount of modified gross income (gross income less directly connected expenses) from the unrelated trade or business of the REIT (treating the REIT as if it were a qualified trust), divided by the total modified gross income of the REIT. A de minimis exception applies where the percentage is less than 5%.

Taxation of Foreign Shareholders

     The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, “Non-U.S. Shareholders”) are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in our shares, including any reporting requirements.

     Distributions made by us that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in our shares is treated as effectively connected with the Non-U.S. Shareholder’s conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). We expect to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies or (ii) the Non-U.S. Shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of the shareholder in such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-Shareholder’s shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable to the shareholder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

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     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Individuals who are Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. individual shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty relief. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. The amount is creditable against the Non-U.S. Shareholder’s U.S. tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares of beneficial interest was held directly or indirectly by foreign persons. It is currently anticipated that we will be a “domestically controlled REIT,” and therefore the sale of shares by a Non-U.S. Shareholder will not be subject to taxation under FIRPTA. However, because the shares may be traded, we cannot be sure that we will continue to be a “domestically controlled REIT.” Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder’s United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

Statement of Share Ownership

     We are required to demand annual written statements from the record holders of designated percentages of our shares disclosing the actual owners of the shares. We must also maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received as to the actual ownership of such shares and a list of those persons failing or refusing to comply with such demand.

Other Tax Consequences

     We, the operating partnership, the subsidiaries of our operating partnership and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of us, the operating partnership, the subsidiary of our operating partnership and our shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

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Possible Federal Tax Developments

     The rules dealing with Federal income taxation are constantly under review by the Internal Revenue Service, the Treasury Department and Congress. New Federal tax legislation or other provisions may be enacted into law or new interpretations, rulings, Treasury Regulations or court decisions could be adopted, all of which could adversely affect the taxation of the Company or of its shareholders. We cannot predict the likelihood of passage of any new tax legislation or other provisions or court decisions either directly or indirectly affecting us or our shareholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action.

UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated February    , 2004 (the “Underwriting Agreement”), the underwriters named below, for which Wachovia Capital Markets, LLC is acting as representative, have severally agreed to purchase, and Brandywine Realty Trust has agreed to sell to them, severally, the number of Series D Preferred Shares indicated below:

Underwriter	Number of Series D Preferred Shares

Wachovia Capital Markets, LLC Bear, Stearns & Co. Inc. Raymond James & Associates

Total	2,000,000

     The Underwriting Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Series D Preferred Shares offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are severally obligated to take and pay for all Series D Preferred Shares offered hereby (other than those covered by the underwriters’ over-allotment option described below) if any such Series D Preferred Shares are taken.

     The underwriters initially propose to offer the Series D Preferred Shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $0.___ per share below the public offering price. Any underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.___ per share to other underwriters or to certain dealers. After the initial offering of the Series D Preferred Shares, the offering price and other selling terms may from time to time be varied by the representatives.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 300,000 additional Series D Preferred Shares at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Series D Preferred Shares offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Series D Preferred Shares as the number set forth next to such underwriter’s name in the preceding table bears to the total number of Series D Preferred Shares set forth next to the names of all underwriters in the preceding table.

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     The following table shows the per share and total underwriting discounts and commissions we will allow to the underwriters. These amounts are shown assuming no exercise and full exercise of the underwriters’ option to purchase additional shares as described above.

Total

	Discount Per Share	No Exercise of Option	Full Exercise of Option

Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

     We estimate that the total expenses of the offering, excluding the underwriting discounts and commissions, will be approximately $150,000.

     We have filed an application to list the Series D Preferred Shares on the New York Stock Exchange. Trading of the Series D Preferred Shares on the New York Stock Exchange is expected to commence within 30 days after the initial delivery of the Series D Preferred Shares. The underwriters have advised us that they intend to make a market in the Series D Preferred Shares prior to the commencement of trading on the New York Stock Exchange. The underwriters will have no obligation to make a market in the Series D Preferred Shares, however, and may cease market making activities, if commenced, at any time.

     In connection with this offering, the underwriters may purchase and sell Series D Preferred Shares in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of Series D Preferred Shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of Series D Preferred Shares in the open market after the distribution has been completed in order to cover syndicate short positions.

     Stabilizing transactions consist of some bids or purchases of Series D Preferred Shares made for the purpose of preventing or slowing a decline in the market price of the Series D Preferred Shares while the offering is in progress.

     In addition, the underwriters may impose penalty bids, under which they may reclaim the selling concession from a syndicate member when the Series D Preferred Shares originally sold by that syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions.

     Similar to other purchase transactions, these activities may have the effect of raising or maintaining the market price of the Series D Preferred Shares or preventing or slowing a decline in the market price of the Series D Preferred Shares. As a result, the price of the Series D Preferred Shares may be higher than the price that might otherwise exist in the open market.

     Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series D Preferred Shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     We have agreed that for a period of 45 days from the date of this prospectus supplement, we will not, without the prior written consent of Wachovia Capital Markets, LLC, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series D Preferred Shares.

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     In the ordinary course of business, Wachovia Capital Markets, LLC and certain of the other underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking and investment banking transactions with us, for which they have received, and will receive, customary fees and commissions.

     Wachovia Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, is a lender in our revolving credit facility and in our term loan.

     We expect that delivery of the Series D Preferred Shares will be made against payment therefore on or about February    , 2004, which will be the fifteenth business day following the date of this prospectus supplement (such settlement being referred to as T+15). Trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series D Preferred Shares on the date of this prospectus supplement or the next thirteen succeeding business days will be required, by virtue of the fact that the Series D Preferred Shares will settle in T+15 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series D Preferred Shares who wish to trade the shares on the date of this prospectus supplement or the next thirteen business days should consult their own advisor.

NOTE REGARDING OUR INDEPENDENT AUDITORS

     Arthur Andersen LLP was our previous independent auditors. On June 15, 2002, Arthur Andersen LLP was convicted of obstruction of justice by a federal jury in Houston, Texas. On September 15, 2002, a federal judge upheld this conviction. Arthur Andersen LLP ceased its audit practice before the SEC on August 31, 2002. Effective May 23, 2002, we terminated the engagement of Arthur Andersen LLP as our independent auditors and engaged KPMG to serve as our independent auditors.

     Following our engagement of KPMG as our independent auditors we engaged KPMG to audit our consolidated financial statements for the period ending December 31, 2000 and December 31, 2001. KPMG’s report, which is dated February 26, 2003, except as to notes 9, 12, 13, and 21, which are as of June 30, 2003, is incorporated by reference into the registration statement of which this prospectus supplement and the accompanying base prospectus are a part, which includes our consolidated balance sheets as of December 31, 2002 and 2001, and the related consolidated statements of operations, beneficiaries’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2002, and related financial statement schedules.

     Effective June 19, 2003, we terminated the engagement of KPMG as our independent auditors and engaged PricewaterhouseCoopers LLP ("PWC") to serve as our independent auditors. The audit report of KPMG on our consolidated financial statements for the years ended December 31, 2002 and December 31, 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Further, KPMG’s report refers to the fact that effective January 1, 2003, we adopted Statement of Financial Accounting Standards No. 145, “Rescission of No. 4, 44, and 64, Amendment of FASB No. 13, and Technical Corrections.” During its audit for the fiscal years ended December 31, 2002 and December 31, 2001, and for the subsequent interim period through June 19, 2003, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the subject matter of such disagreements in their reports, and (ii) there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. During our two most recent fiscal years, and for the subsequent interim period through June 19, 2003, neither we nor anyone acting on our behalf engaged PWC regarding any of the items described in Item 304(a)(2) of Regulation S-K.

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LEGAL MATTERS

     The validity of the Series D Preferred Shares offered hereby, as well as certain legal matters relating to us, will be passed upon for us by Pepper Hamilton LLP. Certain legal matters related to the offering will be passed upon for the underwriters by Paul, Hastings, Janofsky & Walker LLP.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following locations:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 233 Broadway New York, NY 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, IL 60661-2511

     You may obtain information on the operation of the SEC’s Public Reference Rooms by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Brandywine Realty Trust, that file electronically with the SEC. The address of that site is http://www.sec.gov. Further, you may inspect reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will be deemed to automatically update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC and which are considered part of this prospectus, and any future filings made with the SEC prior to completion of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. These filings contain important information about us.

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Report Filed	Date of Filing
File No. 1-9106:
Annual Report on Form 10-K for the year ended December 31, 2002	Filed on March 27, 2003
Annual Report on Form 10-K/A-1 for the year ended December 31, 2002	Filed on October 14, 2003
Quarterly Report on Form 10-Q for the quarter ended March 31, 2003	Filed on May 14, 2003
Quarterly Report on Form 10-Q for the quarter ended June 30, 2003	Filed on August 13, 2003
Quarterly Report on Form 10-Q for the quarter ended September 30, 2003	Filed on November 12, 2003
Current Report on Form 8-K	Filed on February 28, 2003
Current Report on Form 8-K	Filed on April 25, 2003
Current Report of Form 8-K	Filed on June 12, 2003
Current Report on Form 8-K	Filed on June 13, 2003
Current Report on Form 8-K	Filed on June 25, 2003
Current Report on Form 8-K	Filed on July 25, 2003
Current Report on Form 8-K	Filed on September 18, 2003
Current Report on Form 8-K	Filed on October 14, 2003
Current Report on Form 8-K	Filed on October 15, 2003
Current Report on Form 8-K	Filed on October 24, 2003
Current Report on Form 8-K	Filed on December 9, 2003
Current Report on Form 8-K	Filed on December 24, 2003
Current Report on Form 8-K	Filed on December 29, 2003
Current Report on Form 8-K	Filed on January 7, 2004
Form 8-A	Filed on October 14, 1997
Form 8-A	Filed on December 29, 2003
Current Report on Form 8-K	Filed on February 3, 2004

     You can obtain copies of any of the documents incorporated by reference in this prospectus supplement from us or through the SEC or the SEC’s web site described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus supplement. You may obtain documents incorporated by reference in this prospectus supplement by writing us at the following address or calling us at the telephone number listed below:

BRANDYWINE REALTY TRUST 401 Plymouth Road Suite 500 Plymouth Meeting, PA 19462 Attention: General Counsel Telephone: (610) 325-5600

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BRANDYWINE REALTY TRUST

$663,129,026

Preferred Shares, Common Shares, Depositary Shares and Warrants

We will provide specific terms of these securities in supplements to this prospectus.

You should read this prospectus and any supplement carefully before you invest.

See “Risk Factors” beginning on page 4 of this prospectus
for certain factors relevant to an investment in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 1999.

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ABOUT THIS PROSPECTUS

This prospectus (this “Prospectus”) is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf process, we may sell any combination of certain securities in one or more offerings. This Prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this Prospectus. Before you invest, you should read both this Prospectus and any prospectus supplement together with the additional information described under the next heading.

WHERE YOU CAN FIND MORE INFORMATION

Brandywine Realty Trust (collectively with its subsidiaries, the “Company”) files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also photocopy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The registration statement on Form S-3 of which this Prospectus is a part contains important additional information not included in this Prospectus. Statements in the registration statement summarizing other documents are qualified by reference to such documents which have been filed as exhibits to the registration statement or other filings made with the SEC. The registration statement is available at the SEC’s web site and public reference rooms.

The SEC allows us to “incorporate by reference” the information which we file with them, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus and information which we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 1997, as amended by a Form 10-K/A No. 1;
•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;
•	The combined statements of revenues and certain expenses of the Green Hills Properties for the year ended December 31, 1996; the combined statements of revenues and certain expenses of Berwyn Park Properties for the year ended December 31, 1996; and the reports thereon of the Company’s independent public accountants included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;
•	The Company’s Current Reports on Form 8-K/A No. 1 dated February 13, 1997; Form 8-K/A No. 2 dated February 24, 1997; Form 8-K/A No. 1 dated April 29, 1997; Form 8-K dated June 9, 1997; Form 8-K dated June 26, 1997; Form 8-K dated September 10, 1997; Form 8-K dated October 30, 1997; Form 8-K dated December 17, 1997; Form 8-K dated January 9, 1998; Form 8-K dated January 27, 1998; Form 8-K dated January 30, 1998; Form 8-K dated February 13, 1998; Form 8-K dated February 23, 1998; Form 8-K dated February 25, 1998; Form 8-K dated March 17, 1998; Form 8-K dated April 13, 1998; Form 8-K/A dated April 16, 1998; Form 8-K dated April 17, 1998; Form 8-K dated May 14, 1998; Form 8-K dated June 3, 1998; Form 8-K/A No. 1 dated July 30, 1998; Form 8-K dated July 30, 1998; Form 8-K dated October 13, 1998; Form 8-K/A No. 1 dated October 21, 1998; and Form 8-K dated January 20, 1999; and

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•	The description of the Common Shares contained in the Company’s Registration Statement on Form 8-A dated October 14, 1997 and any other reports or amendments filed for the purpose of updating such description.

You may request a copy of these filings (not including the exhibits to such filings unless such exhibits are specifically incorporated by reference therein) at no cost, by writing or telephoning us at the following address:

Brandywine Realty Trust
14 Campus Boulevard
Newtown Square
Pennsylvania 19073
Attention: Brad A. Molotsky, Secretary
(610) 325-5600

You should rely only on the information provided or incorporated by reference in this Prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SUMMARY

The following summary is qualified in its entirety by the more detailed descriptions and the financial information and statements appearing elsewhere and incorporated by reference in this Prospectus.

The Company

The Company is a self-administered and self-managed real estate investment trust (“REIT”) active in acquiring, developing, redeveloping, leasing and managing office and industrial properties. As of December 1, 1998, the Company’s portfolio included 199 office properties, 70 industrial facilities and one mixed use property (collectively, the “Properties”) that contained an aggregate of approximately 18.5 million net rentable square feet. As of December 1, 1998, the Company also owned or held options to purchase approximately 457.0 acres of land for future development.

In addition, as of December 1, 1998, the Company owned economic interests, ranging from 35% to 65%, in ten office real estate ventures (the “Real Estate Ventures”). Four of the Real Estate Ventures own eight suburban office buildings that contain an aggregate of approximately 451,000 net rentable square feet. A fifth Real Estate Venture is in the process of redeveloping an existing suburban building into an office building that is expected to contain approximately 72,000 net rentable square feet upon completion in early 1999. As of December 1, 1998, the Real Estate Ventures also owned or held options to purchase approximately 46.8 acres of land for future development.

The Company owns its assets and conducts its operations through Brandywine Operating Partnership, L.P. (the “Operating Partnership”) and subsidiaries of the Operating Partnership. The Company is the sole general partner of the Operating Partnership and, as of December 1, 1998, held an approximately 88.6% interest in the Operating Partnership and was entitled to approximately 94.8% of the Operating Partnership’s income after the payment of preferred distributions on the Operating Partnership’s Series B Preferred Units.

The Company provides real estate management services through a management company (the “Management Company”). As of December 1, 1998, the Management Company managed approximately 16.9 million net rentable square feet, of which 16.7 million net rentable square feet related to the Properties. Through its ownership of securities of the Management Company, the Operating Partnership is entitled to receive 95% of amounts paid as dividends by the Management Company.

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The Company was organized as a Maryland real estate investment trust in 1986. The Company’s principal executive offices are located at 14 Campus Boulevard, Newtown Square, Pennsylvania 19073 and its telephone number is (610) 325-5600.

Securities Offered

Pursuant to this Prospectus, the Company may offer any combination of the following securities (the “Securities”) with an aggregate public offering price of up to $663,129,026:

•	common shares of beneficial interest, $0.01 par value per share (“Common Shares”);
•	one or more series of preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”);
•	one or more series of Preferred Shares represented by depositary shares (“Depositary Shares”); and
•	warrants to purchase Preferred Shares, Common Shares or Depository Shares (“Warrants”).

RISK FACTORS

This Prospectus contains forward-looking statements. These statements are identified by words such as “expect,” “anticipate,” “should,” “pro forma” and words of similar import. Actual results may differ significantly from those expressed or implied by the forward-looking statements. Factors that might cause such a difference include the various risks stated below that we believe are material to investors who purchase or own our securities. Before deciding to purchase the securities offered, prospective investors should carefully consider the following information together with the other information contained in this Prospectus.

There can be no assurance that we will effectively manage our rapid growth

We have been growing rapidly. Since August 1, 1996, we have acquired or developed 266 of the 270 Properties owned by us on December 1, 1998. We plan on managing this growth by applying our experience to newly acquired properties and expect to be successful in that effort. No assurances can be given, however, that we will succeed in our integration efforts or that newly acquired properties will perform as we expect.

We depend on the performance of our primary markets, and changes in such markets may adversely affect our financial condition

Most of our Properties are currently located in suburban markets in Pennsylvania, New Jersey, New York, Virginia and Delaware. Like other real estate markets, these commercial real estate markets have experienced economic downturns in the past, and future declines in any of these real estate markets could adversely affect our operations or cash flow and ability to make distributions to shareholders. Our financial performance will be particularly sensitive to the economic conditions in these markets. Our revenues and the value of our Properties may be adversely affected by a number of factors, including the economic climate in these markets (which may be adversely impacted by business layoffs, industry slowdowns, changing demographics and other factors) and real estate conditions in these markets (such as oversupply of or reduced demand for office and industrial properties). These factors, when and if they occur in the area in which our Properties are located, would adversely affect our cash flow and ability to make distributions to shareholders.

Our ability to make distributions is subject to various risks

We pay regular distributions to our shareholders. Our ability to make distributions in the future will depend upon:

•	the performance of our Properties;

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•	expenditures with respect to existing and newly acquired properties;
•	the amount of, and the interest rates on, our debt;
•	the absence of significant expenditures relating to environmental or other regulatory matters; and
•	future sales of Common Shares.

Certain of these matters are beyond our control and any significant difference between our expectations and actual results could have a material adverse effect our cash flow and our ability to make or sustain distributions.

We may be unable to renew leases or relet space as leases expire

If our tenants fail to renew their leases upon expiration, we may be unable to relet the subject space. Even if the tenants do renew their leases or we can relet the space, the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. Certain leases grant the tenants an early termination right upon payment of a termination penalty. While we have estimated the necessary expenditures for new and renewal leases for 1999 and 2000, no assurances can be given as to the accuracy of such estimates.

Financially distressed tenants may limit our ability to realize the value of our investments

Following a tenant’s lease default, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment. In addition, a tenant may seek bankruptcy law protection which could relieve the tenant from its obligation to make lease payments.

We face significant competition from other real estate developers

We compete with a number of real estate developers, operators and institutions for tenants and acquisition opportunities. Some of these competitors have significantly greater resources than we do. No assurances can be given that this competition will not adversely affect our cash flow and ability to make distributions to shareholders.

Because real estate is illiquid, we may not be able to sell properties when appropriate

Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. In addition, the Internal Revenue Code (the “Code”) limits our ability to sell properties held for fewer than four years. Purchase options and rights of first refusal held by certain tenants may limit our ability to sell certain properties. Any of these factors could adversely affect our cash flow and ability to make distributions to shareholders as well as the ability of someone to purchase us, even if a purchase were in our shareholders’ best interests.

We have agreed not to sell certain of our properties

We have agreed with the sellers of certain of our properties not to sell certain properties for varying periods of time in any transaction that would trigger taxable income, subject to certain exceptions. Some of these agreements are with current trustees of our company. In addition, we may enter into similar agreements with future sellers of properties. These agreements generally provide that we may dispose of the applicable properties in transactions that qualify as tax-free exchanges under Section 1031 of the Code. Therefore, without suffering adverse tax consequences, we may be precluded from selling certain properties other than in transactions that would qualify as tax-free exchanges for federal income tax purposes.

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Changes in the law may adversely affect our cash flow

Because increases in income and service taxes are generally not passed through to tenants under leases, such increases may adversely affect our cash flow and ability to make expected distributions to shareholders. The Properties are also subject to various regulatory requirements, such as those relating to fire and safety. Our failure to comply with these requirements could result in the imposition of fines and damage awards. While we believe that the Properties are currently in material compliance with all such requirements, there can be no assurance that these requirements will not change or that newly imposed requirements will not require significant unanticipated expenditures.

By holding properties through the Operating Partnership and various joint ventures, we are exposed to certain additional risks

We own our Properties and our interests in the Real Estate Ventures through the Operating Partnership. In the future, we expect to continue to participate with other entities in property ownership through joint ventures or partnerships. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present in direct investments. Such risks include:

•	the potential bankruptcy of our partners or co-venturers;
•	a conflict between our business goals and those of our partners or co-venturers; and
•	actions taken by our partners or co-venturers contrary to our instructions or objectives, including our policy of maintaining our REIT qualification.

We will, however, seek to maintain sufficient control of such partnerships and joint ventures to enable us to achieve our business objectives. Investors should be aware that there is no limitation under our organizational documents as to the amount of funds which we may invest in partnerships or joint ventures.

Future acquisitions may fail to perform in accordance with our expectations and may require development and renovation costs exceeding our estimates

We intend to continue acquiring office and industrial properties. Changing market conditions, however, including competition from others, may diminish our opportunities for making attractive acquisitions. Once made, our investments may fail to perform in accordance with our expectations. In addition, the estimated renovation and improvement costs incurred in bringing an acquired property up to market standards may exceed our estimates. We anticipate financing future acquisitions and renovations through a combination of advances under lines of credit and other forms of secured or unsecured financing. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms.

In addition to acquisitions, we periodically consider developing, redeveloping and constructing office buildings and other commercial properties. Risks associated with development, redevelopment and construction activities include:

•	the unavailability of favorable financing;
•	the abandonment of such activities prior to completion;
•	construction costs exceeding original estimates;
•	construction and lease-up delays resulting in increased debt service expense and construction costs; and
•	insufficient occupancy rates and rents at a newly completed property causing a property to be unprofitable.

Development and redevelopment activities are subject to risks relating to our inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental and utility company authorizations.

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Our indebtedness subjects us to additional risks

Debt Financing and Existing Debt Maturities. We are subject to risks normally associated with debt financing, such as the insufficiency of cash flow to meet required payment obligations and the inability to refinance existing indebtedness. If our debt cannot be paid, refinanced or extended at maturity, in addition to our failure to repay our debt, we may not be able to make distributions to shareholders at expected levels or at all. Furthermore, if any refinancing is done at higher interest rates, the increased interest expense could adversely affect our cash flow and ability to make distributions to shareholders. In addition, if we do not meet our mortgage financings obligations, any properties securing such indebtedness could be foreclosed on, which would have a material adverse effect our cash flow and ability to make distributions and, depending on the number of properties foreclosed on, could threaten our continued viability.

Risk of Rising Interest Rates and Variable Rate Debt. Increases in interest rates on variable rate indebtedness would increase our interest expense, which could adversely affect our cash flow and ability to make distributions to shareholders.

No Limitation on Debt. Our organizational documents do not contain any limitation on our debt-to-total market capitalization ratio. Accordingly, our Board of Trustees could increase the Company’s leverage without restriction. The increased debt service could adversely affect our cash flow and ability to make distributions and could increase the risk of default on our indebtedness.

Our status as a REIT is dependent on compliance with federal income tax requirements

Our failure to qualify as a REIT would have serious adverse consequences to our shareholders. We believe that, since 1986, we have qualified for taxation as a REIT for federal income tax purposes. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from certain sources that are itemized in the REIT tax laws. We are also required to distribute to shareholders at least 95% of our REIT taxable income (excluding capital gains). The fact that we hold our assets through the Operating Partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might change the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for the Company to remain qualified as a REIT. We do not believe, however, that any pending or proposed tax law changes would jeopardize our REIT status.

To maintain REIT status, a REIT may not own more than 10% of the voting stock of any corporation, except for a qualified REIT subsidiary (which must be wholly-owned by the REIT) or another REIT. In order to comply with this rule, the Operating Partnership owns 5% of the voting common stock and all of the non-voting preferred stock of the Management Company. The Internal Revenue Service (“IRS”), however, could contend that the Operating Partnership’s ownership of all of the non-voting preferred stock of the Management Company should be viewed as voting stock because of the Operating Partnership’s substantial economic position in the Management Company. If successful in such a contention, the Company’s status as a REIT would be lost and the Company would be subject to the consequences summarized below.

Arthur Andersen LLP, special tax advisor to the Company, has given us an opinion to the effect that, beginning with our taxable year ended December 31, 1986, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of our taxable years and that our current method of organization and operation will enable us to continue to so qualify. See “Federal Income Tax Considerations – General.” The opinion of Arthur Andersen LLP is based on assumptions and factual representations made by us regarding our ability to meet the requirements for qualification as a REIT and the opinion of Pepper Hamilton LLP that the shares of preferred stock issued by the Management Company to the Operating Partnership do not constitute voting securities for purposes of the Investment Company Act of 1940. Such opinion is not binding on the IRS or any court. Moreover, Arthur Andersen LLP does not review or monitor our compliance with the requirements for REIT qualification on an ongoing basis. We cannot guarantee that we will be qualified and taxed as a REIT, because our qualification and taxation as a REIT will depend upon our ability to meet, on an ongoing basis, the requirements imposed under the Code.

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If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to shareholders. This would likely have a significant adverse affect of the value of our securities. In addition, we would no longer be required to make any distributions to shareholders. See “Federal Income Tax Considerations – Failure to Qualify.”

In order to make the distributions required to maintain our REIT status, we may need to borrow funds. To obtain the favorable tax treatment associated with REIT qualification, we generally will be required to distribute to shareholders at least 95% of our annual REIT taxable income (excluding net capital gain). In addition, we will be subject to tax on our undistributed net taxable income and net capital gain and a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income plus 95% of our capital gain net income for the calendar year, plus certain undistributed amounts from prior years.

We intend to make distributions to shareholders to comply with the distribution provisions of the Code and to avoid income and other taxes. Our income will consist primarily of our share of the income of the Operating Partnership and our cash flow will consist primarily of our share of distributions from the Operating Partnership. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income (of the Company or the Operating Partnership) and the effect of required debt amortization payments could require us to borrow funds on a short-term basis or liquidate funds on adverse terms to meet the REIT qualification distribution requirements.

The failure of the Operating Partnership (or a subsidiary partnership) to be treated as a partnership would have serious adverse consequences to our shareholders. If the IRS were to successfully challenge the tax status of the Operating Partnership or any of its subsidiary partnerships for federal income tax purposes, the Operating Partnership or the affected subsidiary partnership would be taxable as a corporation. In such event, we would cease to qualify as a REIT and the imposition of a corporate tax on the Operating Partnership or a subsidiary partnership would reduce the amount of cash available for distribution from such partnership to us and our shareholders. See “Federal Income Tax Considerations – Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners.”

We do pay some taxes. Even if we qualify as a REIT, we are required to pay certain federal, state and local taxes on our income and property. In addition, the Management Company is subject to federal, state and local income tax at regular corporate rates on its net taxable income derived from its management, leasing and related service business. If we have net income from a prohibited transaction, such income will be subject to a 100% tax. See “Federal Income Tax Considerations – Taxation of the Company as a REIT.”

We own a subsidiary REIT. One of our subsidiaries, Atlantic American Properties Trust (“AAPT”), that indirectly holds approximately 35 of the Properties, elected to be taxed as a REIT for the tax year ended December 31, 1997. So long as we seek to maintain AAPT’s REIT status, AAPT will be subject to all the requirements and risks associated with maintaining REIT status summarized above, including the limitation on the ownership of more than 10% of the voting securities of any corporation (other than a qualified REIT subsidiary or another REIT). AAPT indirectly owns non-voting common stock issued by a corporation which is neither a qualified REIT subsidiary nor a REIT.

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Environmental problems are possible and may be costly

Federal, state and local laws, ordinances and regulations may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or releases at such property. The owner or operator may be forced to pay for property damage and for investigation and clean-up costs incurred by others in connection with environmental contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. These costs may be substantial and the presence of such substances may adversely affect the owner’s ability to sell or rent such property or to borrow using such property as collateral.

Independent environmental consultants have conducted a standard Phase I or similar general environmental site assessment (“ESA”) of each of our Properties to identify potential sources of environmental contamination and assess environmental regulatory compliance. For a number of the Properties, the Phase I ESA either referenced a prior Phase II ESA obtained on such Property or prompted us to have a Phase II ESA of such Property conducted. A Phase II ESA generally involves invasive procedures, such as soil sampling and testing or the installation and monitoring of groundwater wells. While the ESAs conducted have identified environmental contamination on a few of the Properties, they have not revealed any environmental contamination, liability or compliance concern that we believe would have a material adverse effect on our cash flow or ability to make distributions to shareholders.

It is possible that the existing ESAs relating to the Properties do not reveal all environmental contaminations, liabilities or compliance concerns which currently exist. In addition, future properties which we acquire may be subject to environmental conditions.

Some potential losses are not covered by insurance

We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our Properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are, however, certain types of losses, such as lease and other contract claims, that generally are not insured. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

We do not control the Management Company

While we own substantially all (95%) of the economic interest in the Management Company, to maintain our REIT qualification, certain of the executive officers of the Company indirectly hold 95% of the voting common stock of the Management Company. Therefore, we do not control the timing or amount of distributions by, or the management and operation of, the Management Company. As a result, decisions relating to the payment of distributions by, and the business policies and operations of, the Management Company could be adverse to our interests.

The Board of Trustees may change our policies without shareholder approval

The Board of Trustees controls our policies concerning investment, financing, borrowing and distribution, as well as, our operational and growth activities. The Board of Trustees may amend or revise such policies or activities without notice to, or a vote of, our shareholders. Such amendments or revisions may not fully serve the interests of all shareholders and could adversely affect our distributions, financial condition, results of operations or the market price of the Common Shares.

We are dependent upon our key personnel

We are dependent upon the efforts of our executive officers, particularly Anthony A. Nichols, Sr. and Gerard H. Sweeney. The loss of their services could have an adverse affect on our operations. Although we have employment agreements with Messrs. Nichols and Sweeney, such agreements do not restrict their ability to become employed by a competitor following the termination of their employment with us.

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Certain limitations exist with respect to a third party’s ability to acquire us or effectuate a change in control

Limitations imposed to protect our REIT status. In order to protect us against loss of our REIT status, our Declaration of Trust limits any shareholder from owning more than 9.8% in value of our outstanding shares, subject to certain exceptions. If you or anyone else acquires shares in excess of the ownership limit, we may:

•	consider the transfer to be null and void;
•	not reflect the transaction on our books;
•	institute legal action to stop the transaction;
•	not pay dividends or other distributions with respect to those shares;
•	not recognize any voting rights for those shares; and
•	consider the shares held in trust for the benefit of a person to whom such shares may be transferred.

Limitation due to our ability to issue preferred shares. Our Declaration of Trust authorizes the Board of Trustees to issue Preferred Shares. The Board of Trustees may establish the preferences and rights of any Preferred Shares issued which could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our shareholders’ best interests.

Limitations imposed by the Business Combination Law. The Maryland General Corporation Law (the “MGCL”), as applicable to Maryland real estate investment trusts, establishes special restrictions against “business combinations” between a Maryland real estate investment trust and “interested shareholders” or their affiliates unless an exemption is applicable. An interested shareholder includes a person who beneficially owns, and an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of, ten percent or more of the voting power of our then-outstanding voting shares. Among other things, the law prohibits (for a period of five years) a merger and certain other transactions between the trust and an interested shareholder unless the board of trustees approved the transaction before the party became an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees and approved by two super-majority shareholder votes unless, among other conditions, the trust’s common shareholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares or unless the board of trustees approved the transaction before the party in question became an interested shareholder. The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders’ best interests.

We have exempted any business combination involving SSI, The Nichols Company (“TNC”), the Commonwealth of Pennsylvania State Employees’ Retirement System (“SERS”) and a voting trust established for its benefit (the “SERS Voting Trust”), Morgan Stanley Asset Management Inc. and two funds (the “Morgan Stanley Funds”) managed by it, Lazard Freres Real Estate Investors, L.L.C. (“Lazard”), Gerard H. Sweeney (the Company’s President and Chief Executive Officer) and any of their respective affiliates or associates. As a result, these entities and Mr. Sweeney and their affiliates and associates (including Anthony A. Nichols, Sr., the Company’s Chairman of the Board) may be able to enter into business combinations with the Company which may not be in the best interest of the shareholders.

Limitations imposed by the Maryland Control Share Statute. The Maryland General Corporation Law provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. If voting rights are not approved at a meeting of shareholders or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The control share statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders’ best interests.

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We have exempted acquisitions by SSI, TNC, SERS, the SERS Voting Trust, Morgan Stanley Asset Management Inc., the Morgan Stanley Funds and any current of future affiliate or associate of theirs from the control shares statute. As a result, these entities will be able to possess voting power not generally available to other persons.

Sales of a substantial number of Common Shares, or the perception that such sales could occur, could adversely affect prevailing prices for the Common Shares

As of December 1, 1998, we had reserved: (i) 4,955,107 Common Shares for issuance upon redemption of Operating Partnership Units, (ii) 3,005,808 Common Shares for issuance upon exercise of outstanding options and warrants and (iii) 1,415,094 Common Shares for issuance upon the conversion or redemption of the Company’s Series A Preferred Shares. Our Declaration of Trust permits the Board of Trustees to increase the aggregate number of authorized shares of any class without shareholder approval. We cannot predict the effect that future sales of Company securities, or the perception that such sales could occur, will have on the market price of the Common Shares.

The Issuance of Preferred Shares may adversely affect the rights of holders of Common Shares

Because the Board of Trustees has the power to establish the preferences and rights of each class or series of Preferred Shares, it may afford the holders in any series or class of Preferred Shares preferences, distributions, powers and rights, voting or otherwise, senior to the rights of holders of Common Shares.

RATIOS OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED SHARE DISTRIBUTIONS

The following table sets forth the ratios of earnings to combined fixed charges and preferred share distributions for the Company for each of the five years ended December 31, 1997, 1996, 1995, 1994 and 1993 and for the nine months ended September 30, 1998 and 1997.

Brandywine Realty Trust Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Share Distributions (in thousands)

	For the years ended December 31,					For the nine months ended September 30,

	1993	1994	1995	1996	1997	1997	1998

Fixed Charge Coverage Ratio (1)	N/A(2)	(3)	(3)	(3)	2.71	2.53	2.36

(1)	The fixed charge coverage ratio represents the number of times fixed charges were covered by earnings. The ratio is computed by dividing fixed charges and preferred share distributions into earnings before extraordinary items, plus fixed charges. Fixed charges include interest expense and amortization of debt issuance costs.
(2)	Ratio cannot be computed as there were no fixed charges during fiscal year 1993.

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(3)	Ratio calculated to be less than one-to-one coverage. The amount of the deficiency to cover fixed charges is $563,000, $824,000 and $1,841,000 for the years 1996, 1995 and 1994, respectively.

USE OF PROCEEDS

Unless otherwise indicated in the accompanying prospectus supplement, the Company will contribute or otherwise transfer the net proceeds of any sale of any of its securities hereunder to the Operating Partnership in exchange for additional partnership interests in the Operating Partnership, the economic terms of which will be substantially identical to the Securities sold. The Operating Partnership will use such net proceeds for general business purposes including, without limitation, the repayment of certain outstanding debt and the acquisition of office and industrial properties.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following summary of the terms of the shares of beneficial interest of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust and Bylaws of the Company, as amended, which are incorporated by reference into the Registration Statement of which this Prospectus is a part.

General

The Declaration of Trust of the Company provides that the Company is authorized to issue up to 105,000,000 shares of beneficial interest of the Company (“Shares”), consisting of 100,000,000 Common Shares and 5,000,000 Preferred Shares. Seven hundred and fifty thousand of the Preferred Shares are designated as 7.25% Series A Cumulative Convertible Preferred Shares and are referred to in this Prospectus as the Series A Preferred Shares. The Declaration of Trust may be amended by the Board of Trustees, without shareholder approval, to increase or decrease the aggregate number of authorized Shares of any class except for the Series A Preferred Shares. The authorized Common Shares and undesignated Preferred Shares are available for future issuance without further action by the Company’s shareholders, unless such action is required by applicable law, the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded or pursuant to the preferential rights of Series A Preferred Shares.

Both Maryland statutory law governing real estate investment trusts organized under Maryland law (the “Maryland REIT Law”) and the Company’s Declaration of Trust provide that no shareholder of the Company will be personally liable, by reason of his status as a shareholder of the Company, for any obligation of the Company. The Company’s Bylaws further provide that the Company shall indemnify any shareholder or former shareholder against any claim or liability to which such shareholder may become subject by reason of his being or having been a shareholder, and that the Company shall reimburse each shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he has been made a party by reason of his status as such for all reasonable expenses incurred by him in connection with any such claim or liability. In addition, it is a requirement of the Declaration of Trust that all written contracts to which the Company is a party shall include a provision to the effect that shareholders shall not be personally liable thereon.

The Declaration of Trust provides that, subject to the provisions of any class or series of preferred shares then outstanding (including the Series A Preferred Shares) and to the mandatory provisions of applicable law, the shareholders are entitled to vote only on the following matters: (i) election or removal of Trustees; (ii) amendment of the Declaration of Trust (other than an amendment to increase or decrease the aggregate number of authorized Shares of any class); (iii) a determination by the Trust to invest in commodities contracts (other than interest rate futures intended to hedge the Company against interest rate risk), engage in securities trading (as compared to investment) activities or hold properties primarily for sale to customers in the ordinary course of business; and (iv) a merger of the Company with another entity. Except with respect to the foregoing, no action taken by the shareholders of the Company at any meeting shall in any way bind the Board of Trustees. For a description of the rights and preferences of the Series A Preferred Shares, see “– Classification or Reclassification of Preferred Shares – Series A Preferred Shares.”

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Transfer Agent and Registrar

The transfer agent and registrar for the Common Shares is The Bank of New York.

Shares

Common Shares of Beneficial Interest

Each outstanding Common Share entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of Trustees. There is no cumulative voting in the election of Trustees, which means that, subject to (i) the voting rights of the Series A Preferred Shares and (ii) such voting rights as may be granted by the Board of Trustees in connection with the issuances of additional classes of Preferred Shares, the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Subject to (i) the preferential rights of the Series A Preferred Shares and (ii) such preferential rights as may be granted by the Board of Trustees of the Company in connection with the future issuances, of additional classes of Preferred Shares, holders of Common Shares are entitled to such distributions as may be authorized and declared from time to time by the Board of Trustees out of funds legally available therefor.

Holders of Common Shares have no conversion, exchange, redemption or preemptive rights to subscribe to any securities of the Company. All outstanding Common Shares will be fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, subject to (i) the preferential rights of the Series A Preferred Shares and (ii) such preferential rights as may be granted by the Board of Trustees of the Company in connection with the future issuances of additional classes of Preferred Shares, holders of Common Shares will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors. All Common Shares have equal dividend, distribution, liquidation and other rights.

Preferred Shares of Beneficial Interest

The Preferred Shares authorized by the Company’s Declaration of Trust may be issued from time to time in one or more series. Prior to the issuance of Preferred Shares of each such series, the Board of Trustees is required by the Maryland REIT Law and the Company’s Declaration of Trust to set for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as are permitted by the Maryland REIT Law. Such rights, powers, restrictions and limitations could include the right to receive specified distributions and payments on liquidation prior to any such payments being made to the holders of Common Shares. Under certain circumstances, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of the Company and may adversely affect the voting and other rights of the holders of the Common Shares.

Classification or Reclassification of Preferred Shares

The Declaration of Trust authorizes the Trustees to classify or reclassify, in one or more series, any unissued Preferred Shares by setting or changing the number of Preferred Shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such Preferred Shares.

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Series A Preferred Shares. The Company currently has 750,000 Series A Preferred Shares issued and outstanding. Each Series A Preferred Share has a stated value (the “Stated Value”) of $50.00 and is convertible into Common Shares at the option of the holder at a conversion price (the “Conversion Price”) of $28.00. The Conversion Price will be reduced to $26.50 if the average closing price of the Common Shares during the 60-trading day period ending on December 31, 2003 is $23.00 or lower. At any time that the average market price of the Common Shares is equal to or greater than 120% of the Conversion Price for 60 consecutive trading days, the Company has the right to redeem all or any part of the outstanding Series A Preferred Shares for an amount in cash equal to the aggregate Stated Value of the Series A Preferred Shares to be redeemed (plus accrued and unpaid distributions) or for a number of Common Shares equal to the aggregate Stated Value of the Series A Preferred Shares to be redeemed divided by the Conversion Price (plus accrued and unpaid distributions). In addition, at any time on or after January 2, 2004, the Company has the right to redeem all or any part of the outstanding Series A Preferred Shares for an amount in cash equal to the aggregate Stated Value of the Series A Preferred Shares to be redeemed (plus accrued and unpaid distributions) or, in the event that the average closing price of the Common Shares is equal to or greater than 110% of the Conversion Price for 60 consecutive trading days, for a number of Common Shares equal to the aggregate Stated Value of the Series A Preferred Shares to be redeemed divided by the Conversion Price (plus accrued and unpaid distributions). Each Series A Preferred Share accrues distributions, payable in cash and prior to the payment of any distribution on the Common Shares, in an amount equal to the greater of (i) $0.9063 per quarter (equivalent to $3.625 per annum) or (ii) the cash distributions paid or payable for the most recent quarter on the number of Common Shares into which a Series A Preferred Share is convertible. The holders of Series A Preferred Shares have no voting rights except (i) with respect to actions which would have a material and adverse effect on the rights of such holders and (ii) in the event quarterly distributions on the Series A Preferred Shares are in arrears for six or more quarters. In the event the quarterly distributions are so in arrears, the holders of the Series A Preferred Shares have the right, voting together as a single class with any other class of the Company’s Preferred Shares ranking on a parity with the Series A Preferred Shares, to elect two additional members to the Board of Trustees. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the holders of the Series A Preferred Shares are entitled to receive from the assets remaining after provision for payment of liabilities to creditors an amount equal to the aggregate Stated Value of the Series A Preferred Shares then outstanding together with any accrued and unpaid distributions thereon prior to the distribution of any such assets to the holders of the Common Shares.

Preferred Shares

The prospectus supplement relating to any Preferred Shares offered thereby will contain the specific terms thereof, including, without limitation:

(1)      The title and stated value of such Preferred Shares;

(2)      The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

(3)      The distribution rate(s), period(s) and /or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

(4)      The date from which distributions on such Preferred Shares shall accumulate, if applicable;

(5)      The procedures for any auction and remarketing, if any, for such Preferred Shares;

(6)      The provision for a sinking fund, if any, for such Preferred Shares;

(7)      The provision for redemption, if applicable, of such Preferred Shares;

(8)      Any listing of such Preferred Shares on any securities exchange;

(9)      The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

(10)      Whether interests in such Preferred Shares will be represented by Depositary Shares;

(11)      Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

(12)      A discussion of all material federal income tax considerations, if any, applicable to such Preferred Shares that are not discussed in this Prospectus;

(13)      The relative ranking and preferences of such Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

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(14)      Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

(15)      Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

Restrictions on Transfer

For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year and Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year).

Because the Board of Trustees believes it is at present essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, contains provisions that restrict the number of Shares that a person may own and that are designed to safeguard the Company against an inadvertent loss of REIT status. In order to prevent any shareholder from owning Shares in an amount that would cause more than 50% in value of the outstanding Shares to be held by five or fewer individuals, the Board, pursuant to authority granted in the Declaration of Trust, has passed a resolution that, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the outstanding Shares, except for Safeguard Scientifics, Inc. (“SSI”) which, pursuant to a separate agreement with the Company, may own no more than 14.75% in value of the outstanding Shares (the “Ownership Limit”). The Board of Trustees, subject to limitations, retains the authority to effect additional increases to, or establish exemptions from, the Ownership Limit. The Board of Trustees, pursuant to authority granted in the Declaration of Trust, has passed resolutions that provide that, (i) for purposes of determining applicable ownership limitations (a) the beneficiaries of SERS (in accord with their actuarial interests therein), and not SERS or the SERS Voting Trust, shall be deemed the direct owners of Shares held by the SERS Voting Trust and, (b) the owners of the Morgan Stanley Funds (in proportion to their ownership therein), and not such Morgan Stanley Funds nor a related entity, shall be deemed the direct owners of Shares held by such Morgan Stanley Funds and (ii) exempt Lazard (and their permitted transferees) from the Ownership Limit, on the condition that, and for so long as, such holders comply with certain representations, warranties and agreements intended to ensure that no direct or indirect owner of Lazard owns more than 9.8% in value of the outstanding Shares.

In addition, pursuant to the Declaration of Trust, no purported transfer of Shares may be given effect if it would result in ownership of all of the outstanding Shares by fewer than 100 persons (determined without any reference to the rules of attribution) or result in the Company being “closely held” within the meaning of Section 856(h) of the Code (the “Ownership Restrictions”). In the event of a purported transfer or other event that would, if effective, result in the ownership of Shares in violation of the Ownership Limit or the Ownership Restrictions, such transfer would be deemed void ab initio and such Shares would automatically be exchanged for “Excess Shares” authorized by the Declaration of Trust, according to rules set forth in the Declaration of Trust, to the extent necessary to ensure that the purported transfer or other event does not result in the ownership of Shares in violation of the Ownership Limit or the Ownership Restrictions.

Holders of Excess Shares are not entitled to voting rights (except to the extent required by law), dividends or distributions. If, after the purported transfer or other event resulting in an exchange of Shares for Excess Shares and prior to the discovery by the Company of such exchange, dividends or distributions are paid with respect to Shares that were exchanged for Excess Shares, then such dividends or distributions would be repayable to the Company upon demand. While outstanding, Excess Shares would be held in trust by the Company for the benefit of the ultimate transferee of an interest in such trust, as described below. While Excess Shares are held in trust, an interest in that trust may be transferred by the purported transferee or other purported holder with respect to such Excess Shares only to a person whose ownership of the Shares would not violate the Ownership Limit or the Ownership Restrictions, at which time the Excess Shares would be automatically exchanged for Shares of the same type and class as the Shares for which the Excess Shares were originally exchanged. The Declaration of Trust contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the Shares for which such Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received would be required to be turned over to the Company.

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The Declaration of Trust also provides that Excess Shares shall be deemed to have been offered for sale to the Company, or its designee, which shall have the right to accept such offer for a period of 90 days after the later of: (i) the date of the purported transfer or event which resulted in an exchange of Shares for such Excess Shares; and (ii) the date the Board of Trustees determines that a purported transfer or other event resulting in an exchange of Shares for such Excess Shares has occurred if the Company does not receive notice of any such transfer. The price at which the Company may purchase such Excess Shares would be equal to the lesser of: (i) in the case of Excess Shares resulting from a purported transfer for value, the price per share in the purported transfer that caused the automatic exchange for such Excess Shares or, in the case of Excess Shares resulting from some other event, the market price of such Shares on the date of the automatic exchange for Excess Shares; or (ii) the market price of such Shares on the date that the Company accepts such Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by the Company that such Shares have been transferred in violation of the provisions of the Declaration of Trust shall be repaid to the Company upon demand. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring or holding such Excess Shares and to hold such Excess Shares on behalf of the Company.

The Trustees may waive the Ownership Restrictions if evidence satisfactory to the Trustees and the Company’s tax counsel or tax accountants is presented showing that such waiver will not jeopardize the Company’s status as a REIT under the Code. As a condition of such waiver, the Trustees may require that an intended transferee give written notice to the Company, furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Trustees and/or an undertaking from the applicant with respect to preserving the status of the Company. The Ownership Restrictions will not apply if the Company determines that it no longer will attempt to qualify, or continue to qualify, as a REIT. Any transfer of Shares, or any security convertible into Shares that would: (i) create a direct or indirect ownership of Shares in excess of the Ownership Limit; or (ii) result in the violation of the Ownership Restrictions will be void with respect to the intended transferee and will result in Excess Shares as described above.

Neither the Ownership Restrictions nor the Ownership Limit will be automatically removed even if the REIT provisions of the Code are changed so as no longer to contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Restrictions would require an amendment to the Declaration of the Trust. Amendments to the Declaration require the affirmative vote of holders owning not less than a majority of the outstanding Shares entitled to vote thereon. In addition to preserving the Company’s status as a REIT, the Ownership Restrictions and the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Trustees.

All persons who own, directly or by virtue of the applicable attribution provisions of the Code, more than 4.0% of the value of any class of outstanding Shares, must file an affidavit with the Company containing the information specified in the Declaration by January 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Trustees deem necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

The Ownership Limit could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders of the Company.

All certificates representing Shares that are hereafter issued will bear a legend referring to the restrictions and limitations described above.

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DESCRIPTION OF DEPOSITARY SHARES

General

The Company may issue receipts (“Depositary Receipts”) for the Depository Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Shares, as specified in the applicable prospectus supplement. Preferred Shares of each series represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a “Deposit Agreement”) among the Company, the depositary named therein (the “Preferred Share Depositary”) and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including distribution, voting, conversion, redemption and liquidation rights).

The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Share Depositary, the Company will cause the Preferred Share Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the following summary of the form thereof filed as an exhibit to the Registration Statement of which this Prospectus is a part is qualified in its entirety by reference to these documents.

Distributions

The Preferred Share Depositary will distribute all cash distributions received in respect of the Preferred Shares to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary.

In the event of a distribution other than in cash, the Preferred Share Depositary will distribute property received by it to the record holders of Depositary Receipts entitled to such distributions, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary, unless the Preferred Share Depositary determines that it is not feasible to make such distribution, in which case the Preferred Share Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Shares converted into Excess Shares.

Withdrawal of Shares

Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Share Depositary (unless the related Depositary Shares have previously been called for redemption or converted into Excess Shares), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of the Preferred Shares represented by each Depositary Share as specified in the applicable prospectus supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Share Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

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Redemption of Depositary Shares

Whenever the Company redeems Preferred Shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Share Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid distributions thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Shares. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Shares.

From and after the date fixed for redemption, all distributions in respect of the Preferred Shares so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Share Depositary.

Voting of the Preferred Shares

Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Share Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Share Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder’s Depositary Shares. The Preferred Share Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Share Depositary in order to enable the Preferred Share Depositary to do so. The Preferred Share Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Share Depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Share Depositary.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company, except in connection with certain conversions in connection with the preservation of the Company’s status as a REIT. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Share Depositary with written instructions to the Preferred Share Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares (including Excess Shares) of the Company or other shares of beneficial interest, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.

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Amendment and Termination of the Deposit Agreement

The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Share Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Shares will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Depositary Agreement, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

The Deposit Agreement may be terminated by the Company upon not less than 30 days’ prior written notice to the Preferred Share Depositary if: (i) such termination is necessary to assist in maintaining the Company’s status as a REIT or (ii) a majority of each series of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Share Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by the Preferred Share Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to assist in maintaining the Company’s status as a REIT, then, if the Depositary Shares are listed on a national securities exchange, the Company will use its best efforts to list the Preferred Shares issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if: (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each share of the related Preferred Shares shall have been converted into shares of beneficial interest of the Company not so represented by Depositary Shares.

Charges of Preferred Share Depositary

The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Share Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay certain other transfer and other taxes and governmental charges as well as the fees and expenses of the Preferred Share Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

The Preferred Share Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Share Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Share Depositary. A successor Preferred Share Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

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Miscellaneous

The Preferred Share Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Share Depositary with respect to the related Preferred Shares.

Neither the Preferred Share Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Share Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Shares represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Share Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Share Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the Preferred Share Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Share Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

DESCRIPTION OF WARRANTS

The Company may issue Warrants to purchase of Preferred Shares, Depositary Shares or Common Shares. Warrants may be issued independently or together with any Securities and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each, a “Warrant Agreement”) to be entered into between the Company and a specified warrant agent (“Warrant Agent”). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currencies in which the price or prices of such Warrants may be payable; (v) the designation, amount and terms of the Securities purchasable upon exercise of such Warrants; (vi) the designation and terms of the other Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (vii) if applicable, the date on and after which such Warrants and the Securities purchasable upon exercise of such Warrants will be separately transferable; (viii) the price or prices at which and currency or currencies in which the Securities purchasable upon exercise of such Warrants may be purchased; (ix) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (x) the minimum or maximum amount of such Warrants which may be exercised at any one time; (xi) information with respect to book-entry procedures, if any; (xii) a discussion of certain Federal income tax considerations; and (xiii) any other material terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF
THE COMPANY’S DECLARATION OF TRUST AND BYLAWS

The following summary of certain provisions of Maryland law and of the Declaration of Trust and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Declaration of Trust and Bylaws of the Company, as amended, which are incorporated by reference into this Registration Statement.

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Duration

Under the Company’s Declaration of Trust, the Company has a perpetual term and will continue perpetually subject to the authority of the Board of Trustees to terminate the Company’s existence and liquidate its assets and subject to termination pursuant to the Maryland REIT Law.

Board of Trustees

The Company’s Declaration of Trust provides that the number of Trustees of the Company shall not be less than three nor more than 15. Any vacancy (including a vacancy created by an increase in the number of Trustees) will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the Trustees (although less than a quorum). The Trustees will each serve for a term of one year (except that an individual who has been elected to fill a vacancy will hold office only until the next annual meeting of shareholders and until his successor has been duly elected and qualified).

The Declaration of Trust provides that a Trustee may be removed from office only at a meeting of the shareholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Shares entitled to vote in the election of Trustees; provided, however, that in the case of any Trustees elected solely by holders of a series of Preferred Shares, such Trustees may be removed by the affirmative vote of a majority of the Preferred Shares of that series then outstanding and entitled to vote in the election of Trustees, voting together as a single class.

Meetings of Shareholders

The Declaration of Trust requires the Company to hold an annual meeting of shareholders for the election of Trustees and the transaction of any other proper business. Special meetings of shareholders may be called upon the written request of shareholders holding at least 10% of the Common Shares. Special meetings of shareholders may also be called by the holders of Preferred Shares to the extent, if any, determined by the Board of Trustees in connection with the establishment of a class or series of Preferred Shares. Any action required or permitted to be taken by shareholders must be taken at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing of shareholders.

Business Combinations

Under the MGCL, as applicable to Maryland real estate investment trusts, certain “business combinations” (including certain mergers, consolidations, share exchanges, or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland real estate investment trust and an “interested shareholder” or an affiliate of the interested shareholder are prohibited for five (5) years after the most recent date on which the interested shareholder becomes an interested shareholder. An interested shareholder includes a person who beneficially owns, and an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of, ten percent or more of the voting power of our then-outstanding voting shares. Thereafter, any such business combination must be: (a) recommended by the trustees of such trust and (b) approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust; and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares held by the interested shareholder with whom (or with whose affiliate or associate) the business combination is to be effected, unless, among other conditions, the trust’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. An amendment to a Maryland REIT’s declaration of trust electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust, voting together as a single voting group, and two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares of beneficial interest held by interested shareholders. Any such amendment shall not be effective until 18 months after the vote of shareholders and does not apply to any business combination of the trust with an interested shareholder on the date of the shareholder vote. The Board of Trustees has exempted any business combinations involving SSI, TNC, SERS, the SERS Voting Trust, Morgan Stanley Asset Management Inc., the Morgan Stanley Funds, Lazard, Gerard H. Sweeney and their respective affiliates and associates from the business combination provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between any of them and the Company. As a result, they may be able to enter into business combinations that may not be in the best interest of the shareholders without compliance by the Company with the super-majority vote requirements and the other provisions of the statute.

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The business combination statute could have the effect of delaying, deferring or preventing offers to acquire the Company and of increasing the difficulty of consummating any such offer.

Control Share Acquisitions

The MGCL, as applicable to Maryland real estate investment trusts, provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by shareholders, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust in question. “Control shares” are voting shares of beneficial interest which, if aggregated with all other shares previously acquired by such acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise the voting power in the election of trustees within one of the following ranges of voting power: (a) one-fifth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the trust’s board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. Pursuant to the statute, the Company has exempted any and all acquisitions of Shares by SSI, TNC, SERS, SERS Voting Trust, Morgan Stanley Asset Management, Inc., the Morgan Stanley Funds and any current or future affiliate or associate of theirs from the control share provisions of the MGCL. As a result, they will be able to possess voting power not generally available to other persons and the effect may be to further enhance their ability to control the Company.

The control share acquisition statute could have the effect of delaying, deferring or preventing offers to acquire the Company and of increasing the difficulty of consummating any such offer.

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Amendment to the Declaration of Trust

The Company’s Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon, except for the provisions of the Declaration of Trust relating to (i) increases or decreases in the aggregate number of Shares of any class (other than the Series A Preferred Shares,) which may be made by the Board of Trustees without shareholder approval and (ii) the MGCL provisions on business combinations, amendment of which requires the affirmative vote of the holders of not less than 80% of the Shares then outstanding and entitled to vote. In addition, in the event that the Board of Trustees shall have determined, with the advice of counsel, that any one or more of the provisions of the Company’s Declaration of Trust (the “Conflicting Provisions”) are in conflict with the Maryland REIT Law, the Code or other applicable Federal or state law(s), the Conflicting Provisions shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment thereof.

Termination of the Company and REIT Status

Subject to the rights of any outstanding Preferred Shares and to the provisions of the Maryland REIT Law, the Company’s Declaration of Trust permits the Board of Trustees to terminate the Company and to discontinue the election of the Company to be taxed as a REIT.

Transactions Between the Company and its Trustees or Officers

The Company’s Declaration of Trust provides that any contract or transaction between the Company and one or more Trustees, officers, employees or agents of the Company must be approved by a majority of the Trustees who have no interest in the contract or transaction.

Limitation of Liability and Indemnification

The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

The Company’s Bylaws require it to indemnify, without requiring a preliminary determination of the ultimate entitlement to indemnification, (a) any present or former Trustee, officer or shareholder who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of such status, against reasonable expenses incurred by him in connection with the proceeding; (b) any present or former Trustee or officer against any claim or liability to which he may become subject by reason of such status unless it is established that (i) his act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful; and (c) each shareholder or former shareholder against any claim or liability to which he may be subject by reason of such status as a shareholder or former shareholder. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Company’s Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former Trustee, officer or shareholder made a party to a proceeding by reason of his status as a Trustee, officer or shareholder provided that, in the case of a Trustee or officer, the Company shall have received (i) a written affirmation by the Trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met. The Company’s Bylaws also (i) permit the Company, with the approval of its Trustees, to provide indemnification and payment or reimbursement of expenses to a present or former Trustee, officer or shareholder who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL for directors of Maryland corporations.

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The limited partnership agreement of the Operating Partnership also provides for indemnification by the Operating Partnership of the Company, as general partner, and its Trustees and officers for any costs, expenses or liabilities incurred by them by reason of any act performed by them for or on behalf of the Operating Partnership or the Company; provided that such person’s actions were taken in good faith and in the belief that such conduct was in the best interests of the Operating Partnership and that such person was not guilty of fraud, willful misconduct or gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Trustees and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Maryland Asset Requirements

To maintain its qualification as a Maryland real estate investment trust, the Maryland REIT Law requires that the Company hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Maryland REIT Law also prohibits using or applying land for farming, agricultural, horticultural or similar purposes.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain investment, financing and other policies of the Company. These policies have been determined by the Company’s Board of Trustees and may be amended or revised from time to time by the Board of Trustees without a vote of shareholders. No assurance can be given that the Company’s investment objectives will be attained or that the value of the Company will not decrease.

Investment Policies

Investments in Real Estate or Interests in Real Estate. The Company’s business objective is to increase cash available for distribution and to maximize shareholder value by: (i) maximizing cash flow through leasing strategies designed to capture potential rental growth as rental rates increase and as below-market leases are renewed; (ii) ensuring a high tenant retention rate through an aggressive tenant services program responsive to the varying needs of the Company’s diverse base of tenants; (iii) broadening its geographic and economic diversification while maximizing economies of scale; (iv) acquiring high-quality office and industrial properties and portfolios of such properties at attractive yields in selected submarkets within the Mid-Atlantic region (including Delaware, Maryland, New Jersey, New York, Pennsylvania, Virginia and the District of Columbia), which management expects will experience economic growth; (v) capitalizing on management’s redevelopment expertise to selectively acquire, redevelop and reposition underperforming properties in desirable locations; (vi) acquiring land in anticipation of developing office or industrial properties on a build-to-suit basis, under circumstances where significant pre-leasing can be arranged or as otherwise warranted by market conditions; (vii) enhancing the Company’s investment strategy through the pursuit of joint venture opportunities with high quality partners having attractive real estate holdings or significant financial resources; and (viii) optimizing the use of debt and equity financing to create a flexible and conservative capital structure that will enable the Company to continue its aggressive growth strategy.

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In pursuit of its business objective of increasing cash available for distribution and maximizing shareholder value, the Company has recently experienced rapid growth. Between January 1, 1997 and December 1, 1998 the Company has acquired 163 office properties containing approximately 12.5 million net rentable square feet, 66 industrial facilities containing approximately 3.7 million net rentable square feet and one mixed use property containing approximately 167,760 net rentable square feet and, together with the Real Estate Ventures, has acquired ownership of, or rights to acquire, approximately 503.8 acres of undeveloped land. The aggregate purchase price for the 230 Properties acquired by the Company between January 1, 1997 and December 1, 1998 was approximately $1.7 billion. During such period, the Company also completed the development of two office properties and one industrial facility containing an aggregate of approximately 288,177 net rentable square feet for aggregate development costs of approximately $19.2 million. The Company believes that, through the expertise and extensive relationships of its management, it will continue to identify and capitalize on substantial opportunities for additional real estate investments from a variety of sources, including institutional and private holders of real estate seeking liquidity or reduction in their holdings or tax-deferred dispositions.

The Company expects to continue to concentrate its real estate activities in submarkets within the Mid-Atlantic region where it believes that: (i) barriers to entry (such as zoning restrictions, utility availability, infrastructure limitations, development moratoriums, and limited developable land) are likely to create supply constraints on office and industrial space; (ii) current market rents do not justify new construction; (iii) it can maximize market penetration by accumulating a critical mass of properties and thereby enhance operating efficiencies; and (iv) there is potential for economic growth.

The Company may develop, purchase or lease income-producing properties for long-term investment, expand and improve the Properties presently owned or other properties purchased, or sell such properties, in whole or in part, when circumstances warrant. Although there is no limitation on the types of development activities that the Company may undertake, the Company expects that its development activities will generally be on a build-to-suit basis for particular tenants, or where a significant portion of the building is pre-leased before construction begins. The Company may also participate with other entities in property ownership and development through joint ventures, such as the Real Estate Ventures, or other types of co-ownership. Equity investments may be subject to existing or future mortgage financing and other indebtedness that will have priority over the equity interests in the Company.

Securities of or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, the Company also may invest in securities of other REITS, other entities engaged in real estate activities or securities of other issuers. The Company may enter into additional joint ventures or partnerships for the purpose of obtaining an equity interest in a particular property in accordance with the Company’s investment policies.

Investments in Real Estate Mortgages. While the Company’s current portfolio consists of, and the Company’s business objectives emphasize, equity investments in commercial real estate, the Company may, in the discretion of the Board of Trustees, invest in other types of equity real estate investments, mortgages and other real estate interests. The Company may also invest in participating or convertible mortgages if the Company concludes that it may benefit from the cash flow or any appreciation in the value of the property.

Investment through the Operating Partnership. The Company has made no determination to conduct all of its activities through the Operating Partnership. As of the date of this Prospectus, the Company owns all of the Properties or the economic interest therein indirectly through the Operating Partnership. Although the Partnership Agreement of the Operating Partnership contains no provision restricting the Company’s ability to acquire additional properties outside the Operating Partnership, the Partnership Agreement provides that if the Company acquires additional properties outside the Operating Partnership, the percentage of administrative fees of the Company allocated to the Operating Partnership will be reduced to an amount that is fair and equitable under the circumstances.

Dispositions

The Company may sell properties in its portfolio if, based upon management’s periodic review of the Company’s portfolio, the Board of Trustees determines that such action would be in the best interests of the Company.

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Financing Policies

The Company has adopted a policy to operate with a long-term average debt-to-total market capitalization ratio (i.e., the total consolidated debt of the Company as a percentage of the market value of issued and outstanding Shares and Units plus total consolidated debt) of not more than 50%. As of December 1, 1998, the Company’s debt-to-market capitalization ratio was approximately 54.5%. The Company’s Declaration of Trust and Bylaws do not, however, limit the amount or percentage of indebtedness that the Company may incur. In addition, the Company may, from time to time, modify its debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of its properties, general conditions in the market for debt and equity securities, fluctuations in the market price of its Common Shares, growth opportunities and other factors. Accordingly, the Company may increase or decrease its debt-to-market capitalization ratio beyond the limit described above. To the extent that the Board of Trustees decides to obtain additional capital, the Company may raise such capital through additional equity offerings (including offerings of senior or convertible securities), debt financings or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed REIT income), or a combination of these methods. Borrowing may be unsecured or secured by any or all of the assets of the Company, the Operating Partnership or any existing or new property-owning partnership and may have full or limited recourse to all or any portion of the assets of the Company, the Operating Partnership or any existing or new property-owning partnership. Indebtedness incurred by the Company may be in the form of bank borrowing, purchase money obligations to sellers of the properties, publicly or privately placed debt instruments or financing from institutional investors or other lenders. The proceeds from any borrowing by the Company may be used for working capital, to refinance existing indebtedness, to finance acquisition, expansion or development of new properties and for the payment of distributions. The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole. In making decisions regarding the incurrence of indebtedness, the Company considers such factors as the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service, the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing and the impact of the debt financing on the Company’s ability to pay dividends.

Working Capital Reserves

The Company will maintain working capital reserves (and when not sufficient, access to borrowings) in amounts that the Board of Trustees determines to be adequate to meet normal contingencies in connection with the Company’s business and investments.

Conflict of Interests Policies

The Company has not adopted any formal or informal policies intended to eliminate the influence of conflicts of interest. Under the Company’s Declaration of Trust, a transaction effected by the Company or any entity controlled by the Company in which a Trustee or officer has a financial interest may only be consummated if the transaction is first approved by a majority of the Trustees who have no interest in the transaction.

Policies with Respect to Other Activities

The Company has authority to offer Common Shares, Preferred Shares, senior securities or options to purchase shares in exchange for property and, to the extent permitted by applicable law, to repurchase or otherwise acquire its Common Shares or other securities in the open market or otherwise and may engage in such activities in the future. The Board of Trustees periodically evaluates authorizing the Company to repurchase Common Shares and, as of the date of this Prospectus, has authorized the Company to repurchase up to 2.0 million Common Shares (net of approximately 87,000 shares previously purchased). The Company expects (but is not obligated) to issue Common Shares to holders of Units in the Operating Partnership upon exercise of their redemption rights. The Company may issue Preferred Shares from time to time, in one or more series, as authorized by the Board of Trustees without the need for shareholder approval. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of issuers, nor has the Company invested in the securities of issuers (other than the Operating Partnership and its subsidiaries and the Real Estate Ventures) for the purposes of exercising control, and does not intend to do so. The Company intends to operate in a manner that will not subject it to regulation as an investment company under the Investment Company Act. At all times, the Company intends to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code (or the Treasury Regulations), the Board of Trustees determines that it is no longer in the best interest of the Company to qualify as a REIT. The Company may make loans to third parties, including, without limitation, to joint ventures in which it participates. The Company’s policies with respect to such activities may be reviewed and modified or amended from time to time by the Company’s Board of Trustees without a vote of the shareholders.

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FEDERAL INCOME TAX CONSIDERATIONS

The following discussion of material Federal income tax considerations is for general information only and is not tax advice. The following discussion summarizes all material federal income tax considerations to a holder of Common Shares. The applicable prospectus supplement will contain information about additional federal income tax considerations, if any, relating to Securities other than Common Shares. In the opinion of Arthur Andersen LLP, tax advisor to the Company (the “Tax Advisor”) the discussion below, insofar as it relates to Federal income tax matters, is correct in all material respects, and fairly summarizes the federal income tax considerations that are material to a shareholder. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed under “Taxation of Foreign Shareholders” below) subject to special treatment under the Federal income tax laws. The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date hereof. The Taxpayer Relief Act of 1997 (the “1997 Act”) was enacted on August 5, 1997. The 1997 Act contains many provisions which generally make it easier to operate and to continue to qualify as a REIT for taxable years beginning after the date of enactment (which, for the Company, would be applicable commencing with its taxable year beginning January 1, 1998).

EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES AND OF THE COMPANY’S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

General

The Company first elected to be taxed as a REIT for its taxable year ended December 31, 1986, and has operated and expects to continue to operate in such a manner so as to remain qualified as a REIT for Federal income tax purposes. In the opinion of the Tax Advisor, and based on certain factual representations made by the Company relating to the organization and operation of the Company, the Operating Partnership and AAPT, the Company will continue to qualify as a REIT under the Code. However, the opinion of the Tax Advisor is not binding upon the IRS and no absolute assurance can be given that the Company will continue to operate in a manner so as to remain qualified as a REIT.

The following is a general summary of the Code sections that govern the Federal income tax treatment of a REIT and its shareholders. These sections of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder (“Treasury Regulations”), and administrative and judicial interpretations thereof as currently in effect. There is no assurance that there will not be future changes in the Code or administrative or judicial interpretation thereof which could adversely affect the Company’s ability to continue to qualify as a REIT or adversely affect the taxation of holders of Common Shares or which could further limit the amount of income the Company may derive from the management, construction, development, leasing or sale of properties owned by the Operating Partnership or by third parties or in partnerships with third parties.

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Taxation of the Company as a REIT

An entity that qualifies for taxation as a REIT and distributes to its shareholders at least 95% of its REIT taxable income is generally not subject to Federal corporate income taxes on net income that it currently distributes to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to Federal income tax as follows:

The Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     (i)      Under certain circumstances, the Company may be subject to the “alternative minimum tax” on its items of tax preference, if any.

     (ii)      If the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business) such income will be subject to a 100% tax. See “– Sale of Partnership Property.”

     (iii)      If the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company’s profitability.

     (iv)      If the Company should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     (v)      If the Company has (1) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by the Company by foreclosure or otherwise or default on a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate.

     (vi)      If the Company acquires any asset from a C corporation (i.e., generally a corporation subject to tax at the corporate level) in a transaction in which the basis of the asset in the Company’s hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period (the “Restriction Period”) beginning on the date on which such asset was acquired by the Company then, pursuant to guidelines issued by the IRS, the excess of the fair market value of such property at the beginning of the applicable Restriction Period over the Company’s adjusted basis in such asset as of the beginning of such Restriction Period will be subject to a tax at the highest regular corporate rate. The results described above with respect to the recognition of built-in gain assume that the Company will make an election pursuant to IRS Notice 88-19 or applicable future administrative rules or Treasury Regulations to avail itself of the benefits of the Restriction Period.

Qualification of the Company as a REIT

The Code defines a REIT as a corporation, trust or association:

     (1)      which is managed by one or more trustees or directors;

     (2)      the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

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     (3)      which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

     (4)      which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

     (5)      which has the calendar year as its taxable year;

     (6)      the beneficial ownership of which is held by 100 or more persons;

     (7)      during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain exempt organizations); and

     (8)      which meets certain income, asset and distribution tests, described below.

     Conditions (1) through (5), inclusive, must be satisfied during the entire taxable year, and condition (6) must be satisfied during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company has previously issued Common Shares in sufficient proportions to allow it to satisfy requirements (6) and (7) (the “100 Shareholder” and “five-or-fewer” requirements), respectively. In addition, the Company’s Declaration of Trust provides restrictions regarding the transfer of its Shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (6) and (7) above. See “Description of Shares of Beneficial Interest – Restrictions on Transfer.” However, these restrictions may not ensure that the Company will, in all cases, be able to satisfy the share ownership requirements described in (6) and (7) above. If the Company fails to satisfy such share ownership requirements, the Company’s status as a REIT will terminate. Pursuant to the 1997 Act, for the Company’s taxable years commencing on and after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its shares, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the “five or fewer” requirement. If the Company were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If the Company’s failure to comply was due to intentional disregard of the requirements, the penalty would be increased to $50,000. However, if the Company’s failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed. See “– Failure to Qualify.”

A REIT is permitted to have a wholly-owned subsidiary (also referred to as a “qualified REIT subsidiary”). A qualified REIT subsidiary is not treated as a separate entity for Federal income tax purposes. Rather, all of the assets and items of income, deductions and credit of a qualified REIT subsidiary are treated as if they were those of the REIT. The Company has formed several qualified REIT subsidiaries and may in the future form one or more qualified REIT subsidiaries. For the Company’s 1997 taxable year, all of the stock of such subsidiaries must be owned by the Company from the commencement of each such subsidiary’s existence. For taxable years of the Company beginning on and after January 1, 1998, the Company must own all of the stock of each such subsidiary, although it will not be required to own such stock of such subsidiary from the commencement of such subsidiary’s existence.

A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, the Company’s proportionate share of the assets and items of income of the Operating Partnership and each of the Title Holding Partnerships will be treated as assets and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership and its subsidiary partnerships are treated as partnerships for Federal income tax purposes. In addition, the character of the assets and gross income of such partnerships shall retain the same character in the hands of the REIT for purposes of the requirements applicable to REITs under the Code including satisfying the income tests and the asset tests. See “Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners.”

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Income Tests

To maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the Company’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and interest on obligations secured by a mortgage on real property) or from “qualified temporary investment income” (described below). Second, at least 95% of the Company’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from investments qualifying under the 75% test above, and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, for taxable years beginning on or before August 5, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company’s gross income (including gross income from prohibited transactions) for each taxable year. In applying these tests, the Company will be treated as realizing its share of any income and bearing its share of any loss of the Operating Partnership and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

Rents received by the Company will qualify as “rents from real property” for purposes of satisfying the 75% and 95% gross income tests only if several conditions are met. First the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a “Related Party Tenant”). For the Company’s taxable year which begins on January 1, 1998 and for all taxable years thereafter, only partners who own 25% or more of the capital or profits interest in a partnership are included in the determination of whether a tenant is a “Related Party Tenant.” Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from whom the REIT does not derive any income; provided, however, that the Company may directly perform certain customary services (e.g., furnishing water, heat, light and air conditioning, and cleaning windows, public entrances and lobbies) other than services which are considered rendered to the occupant of the property (e.g., renting parking spaces on a reserved basis to tenants).

For taxable years of the Company beginning after August 5, 1997, if the Company provides services to a tenant that are other than those usually or customarily provided in connection with the rental of space for occupancy only, amounts received or accrued by the Company for any such services will not be treated as “rents from real property” for purposes of the REIT gross income tests but will not cause other amounts received with respect to the property to fail to be treated as “rents from real property” if the amounts received in respect of such services, together with amounts received for certain management services, do not exceed 1% of all amounts received or accrued by the Company during the taxable year with respect to such property. If the 1% threshold is exceeded, then all amounts received or accrued by the Company with respect to the property will not qualify as “rents from real property,” even if the impermissible services are provided to some, but not all, of the tenants of the property.

The Company has represented that the Company’s real estate investments, which include its allocable share of income from the Operating Partnership, will give rise to income that qualifies as “rents from real property” for purposes of the 75 percent and 95 percent gross income tests, other than rents received from a Related Party Tenant. In addition, the Company has represented that the rents received from Related Party Tenants, in addition to all other income which is not qualifying income for the 75 percent and 95 percent gross income tests, does not exceed five percent of the Company’s gross income, and therefore, the Company’s status as a REIT should not be jeopardized.

The Company has represented that it does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (other than being based on a percentage of receipts or sales); (ii) receive rents in excess of a de minimis amount from Related Party Tenants; (iii) derive rents attributable to personal property which constitute greater than 15% of the total rents received under the lease; or (iv) perform services considered to be rendered to the occupant of property, other than through an independent contractor from whom the Company derives no income.

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The Operating Partnership owns 5% of the voting common stock, and all of the preferred stock of the Management Company, a corporation that is taxable as a regular corporation. The Management Company performs management, development and leasing services for the Operating Partnership and other real properties owned in whole or in part by third parties. The income earned by and taxed to the Management Company would be nonqualifying income if earned directly by the Company. As a result of the corporate structure, the income will be earned by and taxed to the Management Company and will be received by the Company only indirectly as dividends. Although interest and dividends are generally qualifying income under the 95% test, the IRS has announced a no-ruling policy on this issue when the dividends and interest are earned in this manner.

If the Company fails to satisfy one or both of the 75% of 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company’s failure to meet such tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in “Taxation of the Company as a REIT,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision applies to provide relief if the 30% income test is failed, and if such test is not met for the taxable years of the Company beginning before January 1, 1998, the Company would cease to qualify as a REIT. See “– Failure to Qualify.”

Asset Tests

In order for the Company to maintain its qualification as a REIT, at the close of each quarter of its taxable year it must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company’s total assets must be represented by real estate assets (which for this purpose include (i) its allocable share of real estate assets held by partnerships in which the Company or a “qualified REIT subsidiary” of the Company owns an interest and (ii) stock or debt instruments purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering of the Company and held for not more than one year from the date the Company receives such proceeds), cash, cash items, and government securities. Second, not more than 25% of the Company’s total assets may be represented by securities other than those described above in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer’s securities owned by the Company may not exceed 5% of the value of the Company’s total assets, and the Company may not own more than 10% of any one issuer’s outstanding voting securities (excluding securities of a qualified REIT subsidiary, of which the REIT is required to own all of such stock, or another REIT).

The Company anticipates that it will be able to comply with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership and should be considered to hold its proportionate share of all assets deemed owned by the Operating Partnership through its ownership of partnership interests in other partnerships. As a result, the Company plans to hold more than 75% of its assets as real estate assets. In addition, the Company does not plan to hold any securities representing more than 10% of any one issuer’s voting securities, other than any qualified REIT subsidiary of the Company or another REIT, nor securities of any one issuer exceeding 5% of the value of the Company’s gross assets (determined in accordance with generally accepted accounting principles). As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful. If the Company fails to cure any noncompliance with the asset test within such time period, its status as a REIT would be lost.

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As noted above, one of the requirements for qualification as a REIT is that a REIT not own more than 10 percent of the voting stock of a corporation other than the stock of a qualified REIT subsidiary (of which the REIT is required to own all of such stock) and stock in another REIT. The Operating Partnership will own only approximately 5 percent of the voting stock and all of the non-voting preferred stock of the Management Company and therefore will comply with this rule. However, the IRS could contend that the Company’s ownership, through its interest in the Operating Partnership, of all of the non-voting preferred stock in the Management Company should be viewed as voting stock because of its substantial economic position in the Management Company. If the IRS were to be successful in such a contention, the Company’s status as a REIT would be lost and the Company would become subject to federal corporate income tax on its net income, which would have a material adverse affect on the Company’s cash available for distribution. The Company does not have the ability to designate a seat on the Board of Directors of the Management Company. The Company does not believe that it will be viewed as owning in excess of 10 percent of the voting stock of the Management Company.

Administration’s Proposed Changes to REIT Asset Tests

On February 2, 1998, the Clinton Administration released a summary of its proposed budget plan, which contained provisions that, if enacted, would affect REITs, including the Company (the “REIT Proposals”). One such provision would prohibit REITs from owning more than ten percent of the vote or value of all classes of stock of any corporation (other than a “qualified REIT subsidiary” or another REIT). This provision would be effective with respect to stock acquired on or after the date of the first committee action. However, under the proposal, existing ownership arrangements such as the Company’s ownership of shares of the Management Company would be grandfathered, provided that the subsidiary does not enter into a new trade or business or acquire substantial new assets after the effective date of the change in the law. Because the Company owns more than 10% of the value of the Management Company, the REIT Proposals could adversely affect the manner in which the Company structures its ownership of the Management Company and the magnitude of the property management activities conducted by the Company in the future. It is important to note that the REIT Proposals are only precursors to the first stage in the lengthy legislative process that may or may not culminate in the passage of legislation affecting REITs. Therefore, the Company is unable to determine whether the REIT Proposals will be enacted into legislation and, if enacted, the impact any final legislation may have on the Company.

Annual Distribution Requirements

The Company, in order to maintain its qualification as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company’s “REIT taxable income” (computed without regard to the dividends paid deduction and the REIT’s net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the excess of the sum of certain items of non-cash income (income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable (plus, for the Company’s 1998 taxable year and thereafter, income from cancellation of indebtedness, original issue discount, and coupon interest) over 5% of the amount determined under clause (i) above). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT net capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

For the Company’s taxable year beginning on January 1, 1998 and for all taxable years thereafter, undistributed capital gains may be so designated by the Company and are includable in the income of the holders of Common Shares. Such holders are treated as having paid the capital gains tax imposed on the Company on the designated amounts included in their income as long-term capital gains. Such shareholders would receive an increase in their basis for income recognized and a decrease in their basis for taxes paid by the Company. See “– Taxation of Taxable Domestic Shareholders.”

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The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the limited partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due primarily to the expenditure of cash for nondeductible items such as principal amortization or capital expenditures. In order to meet the 95% distribution requirement, the Company may borrow or may cause the Operating Partnership to arrange for short-term or other borrowing to permit the payment of required distributions or attempt to declare a consent dividend, which is a hypothetical distribution to holders of Common Shares out of the earnings and profits of the Company. The effect of such a consent dividend (which, in conjunction with distributions actually paid, must not be preferential to those holders who agree to such treatment) would be that such holders would be treated for federal income tax purposes as if they had received such amount in cash, and they then had immediately contributed such amount back to the Company as additional paid-in capital. This would result in taxable income to those holders without the receipt of any actual cash distribution but would also increase their tax basis in their Common Shares by the amount of the taxable income recognized.

Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying “deficiency dividends” to shareholders in a later year that may be included in the Company’s deduction for distributions paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to them as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Income Taxation of the Operating Partnership, the Title Holding Partnerships and Their Partners

The following discussion summarizes certain Federal income tax considerations applicable to the Company’s investment in the Operating Partnership and its subsidiary partnerships (referred to herein as the “Title Holding Partnerships”) .

Classification of the Operating Partnership and Title Holding Partnerships as Partnerships

As of the date of this Prospectus, the Company owns all of the Properties or the economic interests therein through the Operating Partnership. The Company will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the Operating Partnership (including the Operating Partnership’s share of the income or losses of the Title Holding Partnerships) only if the Operating Partnership and the Title Holding Partnerships (collectively, the “Partnerships”) are classified for Federal income tax purposes as partnerships rather than as associations taxable as corporations. For taxable periods prior to January 1, 1997, an organization formed as a partnership was treated as a partnership for Federal income tax purposes rather than as a corporation only if it had no more than two of the four corporate characteristics that the Treasury Regulations used to distinguish a partnership from a corporation for tax purposes. These four characteristics were continuity of life, centralization of management, limited liability, and free transferability of interests.

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Neither the Operating Partnership nor any of the Title Holding Partnerships requested a ruling from the IRS that they would be treated as partnerships for Federal income tax purposes. The Company received an opinion of the Tax Advisor, which is not binding on the IRS, that the Operating Partnership and the Title Holding Partnerships will each be treated as partnerships for Federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation. The opinion of the Tax Advisor is based on the provisions of the limited partnership agreement of the Operating Partnership and the limited partnership agreements of the Title Holding Partnerships, respectively, and certain factual assumptions and representations described in the opinion.

Effective January 1, 1997, newly promulgated Treasury Regulations eliminated the four-factor test described above and, instead, permit partnerships and other non-corporate entities to be taxed as partnerships for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. Under those Regulations, both the Operating Partnership and each of the Title Holding Partnerships will be classified as partnerships for federal income tax purposes unless an affirmative election is made by the entity to be taxed as a corporation. The Company has represented that no such election has been made, or is anticipated to be made, on behalf of the Operating Partnership or any of the Title Holding Partnerships. Under a special transitional rule in the Treasury Regulations, the IRS will not challenge the classification of an existing entity such as the Operating Partnership or a Title Holding Partnership for periods prior to January 1, 1997 if: (i) the entity has a “reasonable basis” for its classification; (ii) the entity and each of its members recognized the federal income tax consequences of any change in classification of the entity made within the 60 months prior to January 1, 1997; and (iii) neither the entity nor any of its members had been notified in writing on or before May 8, 1996 that its classification was under examination by the IRS. Neither the Operating Partnership nor any of the Title Holding Partnerships changed their classification within the 60 month period preceding May 8, 1996, nor was any one of them notified that their classification as a partnership for federal income tax purposes was under examination by the IRS.

If for any reason the Operating Partnership or a Title Holding Partnership was classified as an association taxable as a corporation rather than as a partnership for Federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See “– Income Tests” and “– Asset Tests.” In addition, any change in any such Partnership’s status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See “– Annual Distribution Requirements.” Further, items of income and deduction of any such Partnership would not pass through to its partner (e.g., the Company), and its partners would be treated as shareholders for tax purposes. Any such Partnership would be required to pay income tax at corporate tax rates on its net income and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Partnership Allocations

Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) and the Treasury Regulations promulgated thereunder, which require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties

The Company has represented that the fair market values of 98 of the Properties contributed directly or indirectly to the Operating Partnership in various transactions were different than the tax basis of such Properties. Pursuant to Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the “Pre-Contribution Gain or Loss”). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code. Thus, if the Operating Partnership sells contributed property at a gain or loss, such gain or loss will be allocated to the contributing partners, and away from the Company, generally to the extent of the Pre-Contribution Gain or Loss.

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The Treasury Department has issued final regulations under Section 704(c) of the Code (the “Regulations”) which give partnerships great flexibility in ensuring that a partner contributing property to a partnership receives the tax benefits and burdens of any Pre-Contribution Gain or Loss attributable to the contributed property. The Regulations permit partnerships to use any “reasonable method” of accounting for Pre-Contribution Gain or Loss. The Regulations specifically describe three reasonable methods, including (i) the “traditional method” under current law, (ii) the traditional method with the use of “curative allocations” which would permit distortions caused by Pre-Contribution Gain or Loss to be rectified on an annual basis, and (iii) the “remedial allocation method” which is similar to the traditional method with “curative allocations.” The Partnership Agreement permits the Company, as a general partner, to select one of these methods to account for Pre-Contribution Gain or Loss.

Depreciation

The Operating Partnership’s assets other than cash consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction generally retain the same depreciation method and recovery period as they had in the hands of the partner who contributed them to the partnership. Accordingly, the Operating Partnership’s depreciation deductions for its real property are based largely on the historic tax depreciation schedules for the Properties prior to their contribution to the Operating Partnership. The Properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased by the Partnerships will be depreciated over 40 years. In certain instances where a partnership interest rather than real property is contributed to the Partnership, the real property may not carry over its recovery period but rather may, similarly, be subject to the lengthier recovery period.

Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Thus, because most of the property contributed to the Operating Partnerships is appreciated, the Company will generally receive allocations of tax depreciation in excess of its percentage interest in the Operating Partnership. Depreciation with respect to any property purchased by the Operating Partnership subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Partnerships.

As described above (see “– Tax Allocations with Respect to Contributed Properties”), the Treasury Department’s Regulations give partnerships flexibility in ensuring that a partner contributing property to a partnership receives the tax benefits and burdens of any Pre-Contribution Gain or Loss attributable to the contributed property.

As described previously, the Company, as a general partner, may select any permissible method to account for Pre-Contribution Gain or Loss. The use of certain of these methods may result in the Company being allocated lower depreciation deductions than if a different method were used. The resulting higher taxable income and earnings and profits of the Company, as determined for federal income tax purposes, should decrease the portion of distributions by the Company which may be treated as a return of capital. See “– Annual Distribution Requirements.”

Basis in Operating Partnership Interest

The Company’s adjusted tax basis in each of the partnerships in which it has an interest generally (i) will be equal to the amount of cash and the basis of any other property contributed to such partnership by the Company, (ii) will be increased by (a) its allocable share of such partnership’s income and (b) its allocable share of any indebtedness of such partnership, and (iii) will be reduced, but not below zero, by the Company’s allocable share of (a) such partnership’s loss and (b) the amount of cash and the tax basis of any property distributed to the Company and by constructive distributions resulting from a reduction in the Company’s share of indebtedness of such partnership.

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If the Company’s allocable share of the loss (or portion thereof) of any partnership in which it has an interest would reduce the adjusted tax basis of the Company’s partnership interest in such partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss (or portion thereof) would not reduce the Company’s adjusted tax basis below zero. To the extent that distributions from a partnership to the Company, or any decrease in the Company’s share of the nonrecourse indebtedness of a partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Company’s adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally would be characterized as long-term capital gain if the Company’s interest in such partnership has been held for longer than the long-term capital gain holding period (currently 12 months).

Sale of Partnership Property

Generally, any gain realized by a partnership on the sale of property held by the partnership for more than 12 months will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the requirements applicable to REITS under the Code, the Company’s share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “– Taxation of the Company as a REIT.” Such prohibited transaction income will also have an adverse effect upon the Company’s ability to satisfy the income tests for REIT status. See “– Income Tests.” Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT’s properties during the year and the expenditures includable in a property’s net sales price. The Company, as general partner of the Operating Partnership, has represented that the Operating Partnership and the Title Holding Partnerships intend to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing properties and to make such occasional sales of the properties as are consistent with the Company’s and the Operating Partnership’s investment objectives. No assurance can be given, however, that every property sale by the Partnerships will constitute a sale of property held for investment.

Taxation of Taxable Domestic Shareholders

As long as the Company qualifies as a REIT, distributions made to the Company’s taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be dividends taxable to such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as long-term capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company’s actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares of beneficial interest. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder’s shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for 12 months or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any losses of the Company.

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For taxable years of the Company beginning after August 5, 1997, U.S. shareholders holding Shares at the close of the Company’s taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of the Company’s taxable year falls, such amount as the Company may designate in a written notice mailed to its shareholders. The Company may not designate amounts in excess of the Company’s undistributed net capital gain for the taxable year. Each U.S. shareholder required to include such a designated amount in determining such shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by the Company in respect of such undistributed net capital gains. U.S. shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. U.S. shareholders will increase their basis in their Shares by the difference between the amount of such includable gains and the tax deemed paid by the shareholder in respect of such gains.

In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent such shareholder has received distributions from the Company required to be treated as long-term capital gain.

Distributions from the Company and gain from the disposition of Common Shares will not be treated as passive activity income and, therefore, shareholders may not be able to apply any “passive losses” against such income. Dividends from the Company (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of Common Shares will generally be treated as investment income for purposes of the investment income limitation.

Backup Withholding

The Company will report to its U.S. shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See “– Taxation of Foreign Shareholders.”

Taxation of Tax-Exempt Shareholders

Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute “unrelated business taxable income” (“UBTI”), as defined in Section 512(a) of the Code provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

In the case of a “qualified trust” (generally, a pension or profit-sharing trust) holding shares in a REIT, the beneficiaries of such a trust are treated as holding shares in the REIT in proportion to their actuarial interests in the qualified trust, instead of treating the qualified trust as a single individual (the “look-through exception”). A qualified trust that holds more than 10 percent of the shares of a REIT is required to treat a percentage of REIT dividends as UBTI if the REIT incurs debt to acquire or improve real property. This rule applies, however, only if (i) the qualification of the REIT depends upon the application of the “look through” exception (described above) to the restriction on REIT shareholdings by five or fewer individuals, including qualified trusts (see “Description of Shares of Beneficial Interest – Restrictions on Transfer”) and (ii) the REIT is “predominantly held” by qualified trusts, i.e., if either (x) a single qualified trust holds more than 25 percent by value of the interests in the REIT or (y) one or more qualified trusts, each owning more than 10 percent by value, holds in the aggregate more than 50 percent of the interests in the REIT. The percentage of any dividend paid (or treated as paid) to such a qualified trust that is treated as UBTI is equal to the amount of modified gross income (gross income less directly connected expenses) from the unrelated trade or business of the REIT (treating the REIT as if it were a qualified trust), divided by the total modified gross income of the REIT. A de minimis exception applies where the percentage is less than 5 percent.

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Taxation of Foreign Shareholders

The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, “Non-U.S. Shareholders”) are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Common Shares, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder’s conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-Shareholder’s shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gains dividend. The amount is creditable against the Non-U.S. Shareholder FIRPTA tax liability.

Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares of beneficial interest was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a “domestically controlled REIT,” and therefore the sale of Shares will not be subject to taxation under FIRPTA. However, because the Common Shares will be publicly traded, no assurance can be given that the Company will continue to be a “domestically controlled REIT.” Gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder’s United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

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Statement of Share Ownership

The Company is required to demand annual written statements from the record holders of designated percentages of its Shares disclosing the actual owners of the Shares. The Company must also maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information it has received as to the actual ownership of such Shares and a list of those persons failing or refusing to comply with such demand.

Other Tax Consequences

The Company, the Operating Partnership, the Title Holding Partnerships and the Company’s shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company, the Operating Partnership, the Title Holding Partnerships and the Company’s shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

Possible Federal Tax Developments

The rules dealing with Federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New Federal tax legislation or other provisions may be enacted into law or new interpretations, rulings, Treasury Regulations or court decisions could be adopted, all of which could adversely affect the taxation of the Company or of its shareholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions or court decisions either directly or indirectly affecting the Company or its shareholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative, judicial or administrative action.

PLAN OF DISTRIBUTION

The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities directly to one or more investors or through agents or through a combination of any of such methods. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement.

The Company or underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices for cash or assets. The Company also may, from time to time, authorize underwriters acting as their agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth or described in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

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Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. In the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Unless otherwise specified in the related prospectus supplement, each series of Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the NYSE. Any Common Shares sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Preferred Shares or American Depository Receipts representing Depository Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

If so indicated in the applicable prospectus supplement, the Company will authorize underwriters or other persons acting as the Company’s agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such prospectus supplement pursuant to Delayed Delivery Contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except: (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

Underwriters, dealers and agents and their affiliates may engage in transactions with, or perform services for, or be tenants of, the Company and its subsidiaries in the ordinary course of business.

EXPERTS

The audited financial statements and schedules (other than financial statements identified in the next sentence) incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The financial statements with respect to 1000/2000 West Lincoln Drive, 3000 West Lincoln Drive and 4000/5000 West Lincoln Drive incorporated by reference in this Prospectus from the Current Report on Form 8-K of the Company, dated June 27, 1997, have been audited by Zelenkofske, Axelrod & Co., Ltd., independent public accountants, as indicated in their report and are included herein in reliance upon the authority of said firm as experts in giving said report.

Future financial statements of the Company and the reports thereon of the Company’s independent public accountants also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.

LEGAL MATTERS

Unless otherwise set forth in a prospectus supplement, the validity of the Securities offered will be passed upon for the Company by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Unless otherwise set forth in a prospectus supplement, Pepper Hamilton LLP will rely on Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, as to certain matters of Maryland law.

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TAX MATTERS

The opinion regarding the statements in this Prospectus under the caption “Federal Income Tax Considerations” has been rendered by Arthur Andersen LLP, independent public accountants, and has been referred to in reliance upon the authority of such firm as experts.

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2,000,000 Shares

BRANDYWINE REALTY TRUST

Preferred Shares

P  R  O  S  P  E  C  T  U  S     S  U  P  P  L  E  M  E  N  T

February __, 2004

Wachovia Securities
Bear, Stearns & Co. Inc.	Raymond James & Associates